Exhibit 2.1
AGREEMENT AND PLAN OF MERGER
BY AND BETWEEN
CAPITALSOUTH BANCORP
AND
MONTICELLO BANCSHARES, INC.,
JOINED IN BY
JAKE BOWEN

i

AGREEMENT AND PLAN OF MERGER
BY AND BETWEEN
CAPITALSOUTH BANCORP
AND
MONTICELLO BANCSHARES, INC.,
JOINED IN BY
JAKE BOWEN

LIST OF SCHEDULES

Schedule 3.5. Certain Loans and Related Matters
Schedule 3.7. Consents and Approvals
Schedule 3.12. Employee Benefit Plans
Schedule 3.16. Commitments and Contracts
Schedule 3.22. Compliance with Laws
Schedule 3.23. Transactions with Management
Schedule 3.24. Derivative Contracts
Schedule 3.25. Deposits
Schedule 4.4. Authorization
Schedule 4.7. Consents and Approvals
Schedule 5.1(b)(iv). Capital Expenditures
 v

AGREEMENT AND PLAN OF MERGER
BY AND BETWEEN
CAPITALSOUTH BANCORP
AND
MONTICELLO BANCSHARES, INC.,
JOINED IN BY
JAKE BOWEN

LIST OF EXHIBITS

Exhibit 2.1(c):	Form of Bowen Promissory Note

Exhibit 5.13:	Form of Bank Merger Agreement

Exhibit 5.14:	Form of Affiliate Letter

Exhibit 5.15-A:	Form of Lock-Up Agreement

Exhibit 5.15-B:	Form of Employment and Non-Competition Agreement

Exhibit 5.15-C:	Mr. Bowen’s Form of Non-Competition Agreement

Exhibit 8.5:	Matters as to which Miller, Hamilton, Snider & Odom, L.L.C., Counsel to Monticello and Monticello Bank, will opine

Exhibit 9.6:	Matters as to which Bradley Arant Rose & White LLP, Counsel to CapitalSouth and CapitalSouth Bank, will opine

AGREEMENT AND PLAN OF MERGER
BY AND BETWEEN
CAPITALSOUTH BANCORP
AND
MONTICELLO BANCSHARES, INC.,
JOINED IN BY
JAKE BOWEN
     This AGREEMENT AND PLAN OF MERGER, dated as of the 28th day of February, 2007 (this “Agreement”), is by and between CapitalSouth Bancorp, a Delaware corporation and a registered bank holding company (“CapitalSouth”), and Monticello Bancshares, Inc., a Florida corporation (“Monticello”), and is joined in by Mr. Jake Bowen, a resident of Duval County, Florida with respect to certain matters (“Mr. Bowen” and, collectively, the “Parties”).
WITNESSETH THAT:
     WHEREAS, the respective Boards of Directors of CapitalSouth and Monticello deem it in the best interests of CapitalSouth and of Monticello, respectively, and of their respective stockholders, that CapitalSouth and Monticello merge pursuant to this Agreement in a transaction that qualifies as a reorganization pursuant to Section 368 of the Internal Revenue Code of 1986 (as amended, the “Code”) (the “Merger”);
     WHEREAS, the Boards of Directors of CapitalSouth and Monticello have approved this Agreement and have directed that this Agreement be submitted to their respective stockholders and shareholders for approval and adoption in accordance with the laws of the State of Delaware, the State of Florida and the United States of America;
     WHEREAS, CapitalSouth will deliver, or cause to be delivered, to the shareholders of Monticello the consideration to be paid pursuant to the Merger in accordance with the terms of this Agreement; and
     WHEREAS, Monticello owns all the issued and outstanding capital stock of Monticello Bank, a federal savings bank (“Monticello Bank”), and CapitalSouth owns all of the issued and outstanding capital stock of CapitalSouth Bank, an Alabama banking corporation (“CapitalSouth Bank”), and it is contemplated, but not required, that, in the sole discretion of CapitalSouth and in connection with the consummation of this Agreement and pursuant to the terms of a certain Bank Merger Agreement (the “Bank Merger Agreement”), Monticello Bank will be merged with and into CapitalSouth Bank (the “Bank Merger”);
     NOW, THEREFORE, in consideration of the premises and the mutual covenants, representations, warranties and agreements herein contained, the parties agree that Monticello will be merged with and into CapitalSouth and that the terms and conditions of the Merger, the mode of carrying the Merger into effect, including the manner of converting the shares of common stock of Monticello, par value $1.00 per share, into shares of common stock of CapitalSouth, par value of $1.00 per share, or other consideration shall be as hereinafter set forth.

ARTICLE 1
THE MERGER
     Section 1.1 Consummation of Merger; Closing Date.
     (a) Subject to the provisions hereof, Monticello shall be merged with and into CapitalSouth (which has heretofore and shall hereinafter be referred to as the “Merger”) pursuant to the laws of the States of Delaware and Florida, and CapitalSouth shall be the surviving corporation (sometimes hereinafter referred to as “Surviving Corporation” when reference is made to it after the Effective Time of the Merger (as defined below)). The Merger shall become effective on the date and at the time on which Articles of Merger have been duly filed with the Secretaries of State of Delaware and Florida, unless a later date is specified in such Articles of Merger (such time is hereinafter referred to as the “Effective Time of the Merger”). Subject to the terms and conditions hereof, the Effective Time of the Merger, unless otherwise agreed upon by CapitalSouth and Monticello, shall occur on the tenth (10th) business day following the latest to occur of (i) the effective date (including expiration of any applicable waiting period) of the last required Consent (as defined herein) of any Regulatory Authority (as defined herein) having authority over the transactions contemplated under this Agreement or the Bank Merger Agreement, (ii) the date on which the shareholders of Monticello approve the transactions contemplated by this Agreement, and (iii) the date on which the stockholders of CapitalSouth approve the transactions contemplated by this Agreement.
     (b) The closing of the Merger (the “Closing”) shall take place at the principal business office of CapitalSouth at 10:00 a.m. local time on the day that the Effective Time of the Merger occurs, or such other date, time and place as the parties hereto may agree (the “Closing Date”). Subject to the provisions of this Agreement, at the Closing there shall be delivered to each of the parties hereto the opinions, certificates and other documents and instruments required to be so delivered pursuant to this Agreement.
     Section 1.2 Effect of Merger. At the Effective Time of the Merger, Monticello shall be merged with and into CapitalSouth and the separate existence of Monticello shall cease. The Certificate of Incorporation and Bylaws of CapitalSouth, as in effect on the date hereof and as otherwise amended prior to the Effective Time of the Merger, shall be the Certificate of Incorporation and the Bylaws of the Surviving Corporation until further amended as provided therein and in accordance with applicable law. The Surviving Corporation shall have all the rights, privileges, immunities and powers and shall be subject to all the duties and liabilities of a corporation organized under the laws of the State of Delaware and shall thereupon and thereafter possess all other privileges, immunities and franchises of a private, as well as of a public nature, of each of the constituent corporations. All property (real, personal and mixed) and all debts on whatever account, including subscriptions to shares, and all choses in action, all and every other interest, of or belonging to or due to each of the constituent corporations so merged shall be taken and deemed to be transferred to and vested in the Surviving Corporation without further act or deed. The title to any real estate, or any interest therein, vested in any of the constituent corporations shall not revert or be in any way impaired by reason of the Merger. The Surviving Corporation shall thenceforth be responsible and liable for all the liabilities and obligations of each of the constituent corporations so merged and any claim existing or action or proceeding pending by or against either of the constituent corporations may be prosecuted as if the Merger had not taken place or the Surviving Corporation may be substituted in its place; provided that neither the rights of creditors nor any liens upon the property of any constituent corporation shall be impaired by the Merger.
     Section 1.3 Further Assurances. From and after the Effective Time of the Merger, as and when requested by the Surviving Corporation, the officers and directors of Monticello last in office shall execute and deliver or cause to be executed and delivered in the name of Monticello such deeds and other instruments and take or cause to be taken such further or other actions as shall be necessary in order to vest or perfect in or confirm of record or otherwise to the Surviving Corporation title to and possession of all of the property, interests, assets, rights, privileges, immunities, powers, franchises and authority of Monticello.
     Section 1.4 Directors and Officers. From and after the Effective Time of the Merger, the directors of the Surviving Corporation and officers of the Surviving Corporation shall be those persons serving as directors and officers of CapitalSouth immediately prior to the Effective Time of the Merger and as such officers may be further designated by the Board of Directors of CapitalSouth.
ARTICLE 2
CONVERSION OF CONSTITUENTS’ CAPITAL SHARES
     Section 2.1 Manner of Conversion of Monticello Shares. Subject to the provisions hereof, as of the Effective Time of the Merger and by virtue of the Merger and without any further action on the part of CapitalSouth, Monticello or the holder of any shares thereof, the shares of the constituent corporations shall be converted as follows:
          (a) Each share of capital stock of CapitalSouth outstanding immediately prior to the Effective Time of the Merger shall, after the Effective Time of the Merger, remain outstanding and unchanged.
          (b) Each share of common stock of Monticello, par value at $1.00 (the “Monticello Shares”), held by Monticello or by CapitalSouth (or any of their respective subsidiaries), other than in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired and no consideration shall be paid or delivered in exchange therefor.
          (c) The 2,880 outstanding shares of Monticello common stock shall be converted, subject to the following provisions, into the right to receive the “Total Merger Consideration” payable to all Monticello shareholders, which shall consist of $14,000,000 in cash, $8,000,000 in the form of a promissory note (as described below) and 1,047,619 shares of common stock, par value $1.00 of CapitalSouth (the “CapitalSouth Shares”).
          (d) (i) As a portion of the consideration paid by CapitalSouth in exchange for 1384 Monticello Shares held by Mr. Bowen (the “Bowen Shares”), which is 48.0556% of the issued and outstanding Monticello Shares, CapitalSouth or CapitalSouth Bank, as determined by CapitalSouth in its sole discretion, shall issue to Mr. Bowen a promissory note in the principal amount of $8,000,000.00 (the “Bowen Promissory Note”) and Mr. Bowen agrees to accept such.

The Bowen Promissory Note shall bear interest at a rate equal to the thirty (30) day London Interbank Offered Rate (LIBOR) plus one-half percent (0.5%) per annum, which interest rate shall be determined on the first business day of each month during the term of such Bowen Promissory Note. The Bowen Promissory Note shall be for a five (5) year term, shall be payable quarterly on the basis of a 5-year amortization period, shall allow CapitalSouth to prepay any or all accrued and unpaid interest and principal at any time without penalty, and shall be in the general form attached hereto as Exhibit 2.1(d).
               (ii) As an additional portion of the consideration paid by CapitalSouth in exchange for the Bowen Shares, CapitalSouth shall pay Mr. Bowen the amount of $8,044,444.00 in cash in immediately available funds (the “Bowen Cash Consideration”) and Mr. Bowen agrees to accept such.
               (iii) As the balance of the consideration to be paid by CapitalSouth in exchange for the Monticello Shares held by Mr. Bowen, and subject to the limitations set forth in paragraphs (A) and (B) of this Section 2.1(d), CapitalSouth shall issue or cause to be issued to Mr. Bowen that number of CapitalSouth Shares (the “Bowen Stock Consideration”) that causes Mr. Bowen to receive an aggregate amount of consideration, taking into account the Bowen Promissory Note (at the par amount thereof), the Bowen Cash Consideration and value of CapitalSouth Shares, as computed under this Section 2.1(d)(iii), that is equal to 48.0556% of the “Total Merger Value” payable to all holders of Monticello Shares under this Agreement. The “Total Merger Value” is the sum of the Total Merger Consideration, valuing the CapitalSouth Shares which are a component thereof, at the Average Market Price (as defined herein) and the Bowen Promissory Note at par. The Bowen Stock Consideration that Mr. Bowen will receive at the Effective Time of the Merger also will be calculated pursuant to the Average Market Price of a CapitalSouth Share. Mr. Bowen agrees to accept the Bowen Stock Consideration, the Bowen Cash Consideration and the Bowen Promissory Note in full consideration of the Monticello Shares held by him.
          (A) CapitalSouth shall issue a maximum of 1,047,619 shares of common stock of CapitalSouth to all holders of Monticello Shares under this Agreement. The difference between 1,047,619 and the number of shares of common stock of CapitalSouth comprising the Bowen Stock Consideration shall be referred to herein as the “Remaining CapitalSouth Shares.”
          (B) CapitalSouth shall issue a maximum of $14,000,000 of cash to all holders of Monticello Shares under this Agreement. The $5,955,556 that is the difference between $14,000,000 and the Bowen Cash Consideration shall be referred to herein as the “Remaining Cash Consideration.” The Remaining CapitalSouth Shares plus the Remaining Cash Consideration shall be referred to herein as the “Remaining Merger Consideration.”
          (C) Except as may be provided below, the “Average Market Price” shall be the average of the closing per share trading prices of a CapitalSouth Share (adjusted appropriately for any stock split, stock dividend, recapitalization, reclassification or similar transaction which is effected, or for which a record date occurs) on the fifteen (15) trading days (the “Trading Period”) preceding the fifth (5th) trading day immediately prior to the Closing Date, as reported by the Nasdaq Stock Market (“NASDAQ”). In the event that there is not a trade of CapitalSouth Shares on one or more particular trading days during the Trading Period, those days shall be included as days of the closing price per share for each such trading day shall be the closing price per share on the immediately preceding trading day on which a trade of CapitalSouth Shares occurred.
          (D) The following table sets forth examples of the calculation of various items defined herein at selected Average Market Price levels:

					Bowen Stock
Average		Bowen		Total	Consideration	Bowen		Bowen
Market	Bowen Cash	Promissory	CapitalSouth	Merger	(number of	aggregate	Bowen %	Value Per
Price	Consideration	Note	Shares	Value	shares)	value	of TMV	Share
$17.00	$8,044,444	$8,000,000	1,047,619	$39,809,523	181543.7	$19,130,687.44	48.05556%	$13,822.75
$20.00	$8,044,444	$8,000,000	1,047,619	$42,952,380	229828.0	$20,641,004.83	48.05556%	$14,914.02
$21.00	$8,044,444	$8,000,000	1,047,619	$43,999,999	242857.1	$21,144,443.96	48.05556%	$15,277.78
$22.00	$8,044,444	$8,000,000	1,047,619	$45,047,618	254701.8	$21,647,883.09	48.05556%	$15,641.53
$25.00	$8,044,444	$8,000,000	1,047,619	$48,190,475	284550.3	$23,158,200.49	48.05556%	$16,732.80

							Other
				Other			Share
Remaining	Other	Other Share	Other	Shareholder	Other Share holder	Other Share	holder total
CapitalSouth	shareholder	holder Total	Shareholder	Cash Per	Stock Exchange	holder Stock	value per
Shares	cash	Value	Total %	Share	Ratio (# : 1)	Value Per Share	share
866,075.3	$5,955,556	$20,678,835.56	51.9444%	$3,980.99	578.9273	$9,841.76	$13,822.75
817,791.0	$5,955,556	$22,311,375.17	51.9444%	$3,980.99	546.6517	$10,933.03	$14,914.02
804,761.9	$5,955,556	$22,855,555.04	51.9444%	$3,980.99	537.9424	$11,296.79	$15,277.78
792,917.2	$5,955,556	$23,399,734.91	51.9444%	$3,980.99	530.0249	$11,660.55	$15,641.53
763,068.7	$5,955,556	$25,032,274.51	51.9444%	$3,980.99	510.0727	$12,751.82	$16,732.80
          (e) Subject to the election procedures set forth in Section 2.2 of this Agreement, each Monticello Share (exclusive of treasury shares and the Monticello Shares held by Mr. Bowen) outstanding immediately prior to the Effective Time of the Merger shall be converted into the right to receive consideration in an amount equal to $3,980.99 in cash plus 0.06684% of the Remaining CapitalSouth Shares (the “Baseline Consideration Allocation”).
     Section 2.2 Election Procedures.
          (a) A holder of Monticello Shares other than Mr. Bowen (a “Remaining Holder”) may, prior to the special meeting of the shareholders of Monticello at which the Merger is to be considered (the “Monticello Meeting”), file a written election form (an “Election Form”) with Monticello specifying whether such Remaining Holder prefers to have such Remaining Holder’s portion of the Total Merger Consideration paid to such Remaining Holder in shares of CapitalSouth Shares only (a “Stock Election”), cash only (a “Cash Election”), or any proportion of cash and whole shares of CapitalSouth Shares that such Remaining Holder desires to receive, subject to the limitations on cash and share consideration in Sections 2.2(b) and (c) hereof. A

Remaining Holder who makes a Cash Election for a Monticello Share (and is not pro-rated as described below) shall receive approximately 0.000347222 times the Total Merger Value in cash for such Monticello Share. A Remaining Holder who makes a Stock Election for a Monticello Share (and is not pro-rated as described below) shall receive approximately 0.000347222 times the Total Merger Value in CapitalSouth Shares for such Monticello Share.
          (b) Notwithstanding Section 2.2(a) hereof and notwithstanding any elections made pursuant to the Election Forms, the aggregate amount of cash to be distributed in the Merger for the 1496 Monticello Shares held by the Remaining Holders (the “Remaining Monticello Shares”) shall be the Remaining Cash Consideration ($5,955,556) even if the aggregate amount of cash elected by the Remaining Holders (the “Aggregate Cash Election”) is less than or exceeds the Remaining Cash Consideration. Notwithstanding Section 2.2(a) hereof and notwithstanding any elections made pursuant to the Election Forms, the aggregate number of shares of CapitalSouth Shares to be distributed to the Remaining Holders in the Merger shall be the Remaining CapitalSouth Shares, even if the aggregate number of shares of CapitalSouth Shares elected by the Remaining Holders (the “Aggregate Stock Election”) is less than or exceeds the Remaining CapitalSouth Shares. If the aggregate of all Remaining Holders Cash Elections (or Stock Elections) exceeds the Remaining Cash Consideration (or the Remaining CapitalSouth Shares) (in either case, an “Unbalanced Request”), the Remaining Merger Consideration distributable to each Remaining Holder shall be adjusted by taking the following steps: (1) determine the amount by which the Aggregate Cash Election (or Aggregate Stock Election) exceeds the Remaining Cash Consideration (or the Remaining CapitalSouth Shares); (2) reduce the amount of cash (or CapitalSouth Shares) that each such Remaining Holder who elects cash (or CapitalSouth Shares) and who contributed to the Unbalanced Request in an amount in excess of the Baseline Consideration Allocation will receive on a pro rata basis until the Aggregate Cash Election (or the Aggregate Stock Election) is equal to the Remaining Cash Consideration (or the Remaining CapitalSouth Shares) (the aggregate amount of this reduction shall be referred to as the “Excess Election”) (it being understood that holders receiving the Baseline Consideration Allocation shall not be subject to pro-ration); (3) determine the number of shares of Monticello Shares that each Remaining Holder’s pro rata portion of the Excess Election represents (which will be the pro rata portion of the Excess Election divided by 0.000347222 times the Total Merger Value in the case of a cash Excess Election (or the pro-rata portion of the Excess Election divided by 0.000347222 times the Total Merger Value in CapitalSouth Shares in the case of a CapitalSouth Shares Excess Election)); (4) increase such Remaining Holder’s stock (or cash) component of such Remaining Holder’s Remaining Merger Consideration by 0.000347222 times the Total Merger Value in CapitalSouth Shares (or $0.000347222 times the Total Merger Value in cash) for each share of Monticello Shares determined in step (3) above.
          (c) Elections made shall apply to all shares of record of Remaining Monticello Shares held immediately prior to the Effective Time by a Remaining Holder of record making the election. If a Remaining Holder does not submit an Election Form, then such Remaining Holder shall be deemed to have elected to receive consideration in an amount equal to $3,980.99 in cash plus 0.06684% of the Remaining CapitalSouth Shares for each share of Monticello Shares as his or her portion of the Remaining Merger Consideration. Interest will not be paid on any cash to be paid as part of the Total Merger Consideration.

          (d) The following table sets forth examples of the calculation of various items defined herein at selected Average Market Price levels:

							Remaining
							Holder
							Stock	Remaining
						Remaining	Exchange	Holder
Average	Total	Other	Remaining	Remaining	Remaining	Holder Cash	Ratio	Stock
Market	Merger	Shareholder	Cash	CapitalSouth	Holder Total	Per Share	(no election)	Value Per
Price	Value	Total %	Consideration	Shares	Value	(no election)	(# : 1)	Share
$17.00	$39,809,523	51.9444%	$5,955,556	866,075.3	$20,678,835.56	$3,980.99	578.9273	$9,841.76
$20.00	$42,952,380	51.9444%	$5,955,556	817,791.0	$22,311,375.17	$3,980.99	546.6517	$10,933.03
$21.00	$43,999,999	51.9444%	$5,955,556	804,761.9	$22,855,555.04	$3,980.99	537.9424	$11,296.79
$22.00	$45,047,618	51.9444%	$5,955,556	792,917.2	$23,399,734.91	$3,980.99	530.0249	$11,660.55
$25.00	$48,190,475	51.9444%	$5,955,556	763,068.7	$25,032,274.51	$3,980.99	510.0727	$12,751.82

			Remaining Holder
		Remaining	Stock Exchange
Average	Total	Holder Cash	Ratio
Market	Merger	Per Share	(Stock Election)
Price	Value	(Cash Election)	(# : 1)
$17.00	$39,809,523	$13,822.75	813.1025
$20.00	$42,952,380	$14,914.02	745.701
$21.00	$43,999,999	$15,277.78	727.5133
$22.00	$45,047,618	$15,641.45	701.975
$25.00	$48,190,475	$16,732.81	669.28
     Section 2.3 Adjustments. In the event that prior to the Effective Time, CapitalSouth Shares shall be changed into a different number of shares or a different class of shares by reason of any recapitalization or reclassification, stock dividend, combination, stock split, or reverse stock split of the CapitalSouth Shares, an appropriate and proportionate adjustment shall be made in the number of shares of CapitalSouth Shares into which the Monticello Shares shall be converted.
     Section 2.4 Fractional Shares. Notwithstanding any other provision of this Agreement, each holder of Monticello Shares converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a CapitalSouth Share (after taking into account all certificates delivered by such holder), shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of such CapitalSouth Share, multiplied by the Average Market Price of a CapitalSouth Share at the Effective Time of the Merger. No such holder will be entitled to dividends, voting rights or any other rights as a shareholder in respect of any fractional share.
     Section 2.5 Effectuating Conversion.
          (a) CapitalSouth Bank, or such other institution as CapitalSouth may designate, shall serve as the exchange agent (the “Exchange Agent”). The Exchange Agent may employ sub-agents in connection with performing its duties. As of the Effective Time of the Merger, CapitalSouth will deliver or cause to be delivered to the Exchange Agent the consideration to be paid by CapitalSouth for Monticello Shares, along with the appropriate cash payment in lieu of fractional interests in CapitalSouth Shares. As promptly as practicable after the Effective Time of the Merger, the Exchange Agent shall send or cause to be sent to each former holder of record of Monticello Shares transmittal materials (the “Letter of Transmittal”) for use in exchanging their certificates formerly representing Monticello Shares for the consideration provided for in this Agreement. The Letter of Transmittal will contain instructions with respect to the surrender of certificates representing Monticello Shares and the receipt of the consideration contemplated by this Agreement and will require each holder of Monticello Shares to transfer good and marketable title to such Monticello Shares to CapitalSouth, free and clear of all liens, claims and encumbrances.
          (b) At the Effective Time of the Merger, the stock transfer books of Monticello shall be closed as to holders of Monticello Shares immediately prior to the Effective Time of the Merger and no transfer of Monticello Shares by any such holder shall thereafter be made or recognized and each outstanding certificate formerly representing Monticello Shares shall, without any action on the part of any holder thereof, no longer represent Monticello Shares. If, after the Effective Time of the Merger, certificates are properly presented to the Exchange Agent, such certificates shall be exchanged for the consideration contemplated by this Agreement into which Monticello Shares represented thereby were converted in the Merger.
          (c) In the event that any holder of record as of the Effective Time of the Merger of Monticello Shares is unable to deliver the certificate which represents such holder’s Monticello Shares, CapitalSouth, in the absence of actual notice that any Monticello Shares theretofore represented by any such certificate have been acquired by a bona fide purchaser, may, in its discretion, deliver to such holder the consideration contemplated by this Agreement and the amount of cash representing fractional CapitalSouth Shares to which such holder is entitled in accordance with the provisions of this Agreement upon the presentation of all of the following:
               (i) An affidavit or other evidence to the reasonable satisfaction of CapitalSouth that any such certificate has been lost, wrongfully taken or destroyed;
               (ii) Such indemnity and, with respect to holders of ten (10) or more Monticello Shares, security, such as a bond, as may be reasonably requested by CapitalSouth to indemnify and hold CapitalSouth harmless in respect of such stock certificate(s); and
               (iii) Evidence to the satisfaction of CapitalSouth that such holder is the owner of Monticello Shares theretofore represented by each certificate claimed by such holder to be lost, wrongfully taken or destroyed and that such holder is the person who would be entitled to present each such certificate for exchange pursuant to this Agreement.
          (d) In the event that the delivery of the consideration contemplated by this Agreement and the amount of cash representing fractional CapitalSouth Shares are to be made to a person other than the person in whose name any certificate representing Monticello Shares surrendered is registered, such certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer), with the signature(s) appropriately guaranteed, and otherwise in proper form for transfer, and the person requesting such delivery shall pay any transfer or other taxes required by reason of the delivery to a person other than the registered holder of such certificate surrendered or establish to the satisfaction of CapitalSouth that such tax has been paid or is not applicable.
          (e) No holder of Monticello Shares shall be entitled to receive any dividends or distributions declared or made with respect to the CapitalSouth Shares with a record date before the Effective Time of the Merger. Neither the consideration contemplated by this Agreement, any amount of cash representing fractional CapitalSouth Shares nor any dividend or other distribution with respect to CapitalSouth Shares where the record date thereof is on or after the Effective Time of the Merger shall be paid to the holder of any unsurrendered certificate or certificates representing Monticello Shares (or the substitute documents contemplated by Section 2.5(c) hereof), and CapitalSouth shall not be obligated to deliver any of the consideration contemplated by this Agreement, any amount of cash representing fractional CapitalSouth Shares or any such dividend or other distribution with respect to CapitalSouth Shares until such holder shall surrender the certificate or certificates representing Monticello Shares as provided for by this Agreement (or the substitute documents contemplated by Section 2.5(c) hereof). Subject to applicable laws, following surrender of any such certificate or certificates (or the substitute documents contemplated by Section 2.5(c) hereof), there shall be paid to the holder of the certificate or certificates then representing CapitalSouth Shares issued in the Merger, without interest at the time of such surrender, the consideration contemplated by this Agreement, the amount of any cash representing fractional CapitalSouth Shares and the amount of any dividends or other distributions with respect to CapitalSouth Shares to which such holder is entitled as a holder of CapitalSouth Shares.
     Section 2.6 Dissenting Shares. Any holder of Monticello Shares who perfects his dissenters’ rights of appraisal in accordance with and as contemplated by Chapter 607 of the Florida Business Corporation Act (the “Dissenter Provisions”) shall be entitled to receive the value of such shares in cash as determined pursuant to such provision of law; provided, however, that no such payment shall be made to any dissenting shareholder unless and until such dissenting shareholder has complied with the applicable provisions of the Florida Business Corporation Act and surrendered to CapitalSouth the certificate or certificates representing the shares for which payment is being made; provided, further, nothing contained in this Section 2.6 shall in any way limit the right of CapitalSouth and CapitalSouth Bank to terminate this Agreement and abandon the Merger under Section 10.1. If any dissenting shareholder gives notice to Monticello, Monticello will promptly given CapitalSouth notice thereof, and CapitalSouth will have the right to participate in all negotiations and proceedings with respect to any such demands. Monticello will not, except with the prior written consent of CapitalSouth, voluntarily make any demand with respect to, or settle or offer to settle, any such demand for payment. In the event that after the Effective Time a dissenting shareholder of Monticello fails to perfect, or effectively withdraws or loses, his right to appraisal and payment for his shares, CapitalSouth shall issue and deliver the consideration to which such holder of Monticello Shares is entitled under this Article 2 (without interest) upon surrender by such holder of the certificate or certificates representing Monticello Shares held by him.
     Section 2.7 Laws of Escheat. If any of the consideration due or other payments to be paid or delivered to the holders of Monticello Shares is not paid or delivered within the time period specified by any applicable laws concerning abandoned property, escheat or similar laws, and if such failure to pay or deliver such consideration occurs or arises out of the fact that such property is not claimed by the proper owner thereof, CapitalSouth or the Exchange Agent shall be entitled to dispose of any such consideration or other payments in accordance with applicable laws concerning abandoned property, escheat or similar laws. Any other provision of this Agreement notwithstanding, none of Monticello, Monticello Bank, CapitalSouth, CapitalSouth Bank, the Exchange Agent, nor any other Person acting on their behalf shall be liable to a holder of Monticello Shares for any amount paid or property delivered in good faith to a public official pursuant to and in accordance with any applicable abandoned property, escheat or similar law.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF MONTICELLO
     Except as disclosed in any Monticello disclosure schedule to this Agreement, and subject to Section 6.8, Monticello hereby represents and warrants to CapitalSouth as follows as of the date hereof and as of all times up to and including the Effective Time of the Merger (except as otherwise provided) as follows:
     Section 3.1 Corporate Organization.
          (a) Monticello is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida. Monticello has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as such business is now being conducted, and is duly licensed or qualified to do business in all such places where the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it make such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect (as defined herein) on the business, assets, operations, financial condition or results of operations (such business, assets, operations, financial condition or results of operations hereinafter collectively referred to as the “Condition”) of Monticello on a consolidated basis. Monticello is duly registered as a savings and loan holding company. True and correct copies of the Articles of Incorporation and the Bylaws of Monticello, each as amended to the date hereof, have been delivered to CapitalSouth.
          (b) Monticello Bank is a federal savings bank, duly organized, validly existing and in good standing under the laws of the United States of America. Monticello Bank has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as such business is now being conducted, and is duly licensed or qualified to do business in all such places where the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on the Condition of Monticello Bank. True and correct copies of the Articles of Incorporation and the Bylaws of Monticello Bank, each as amended to the date hereof, have been delivered to CapitalSouth. Monticello Bank is a member of the Federal Deposit Insurance Corporation (the “FDIC”).
          (c) Each subsidiary of Monticello or Monticello Bank is a corporation, limited liability company or partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Each subsidiary has the corporate or requisite power and authority to own or lease all of its properties and assets and to carry on its business as such business is now being conducted, and is duly licensed or qualified to do business in all such places where the nature of the business being conducted by each subsidiary or the character or location of the properties and assets owned or leased by each subsidiary make such qualification necessary, except where the failure to be so licensed or qualified (or steps necessary to cure such failure) would not have a Material Adverse Effect on the Condition of Monticello on a consolidated basis.
          (d) Each of Monticello and Monticello Bank and each of the subsidiaries of Monticello Bank has in effect all federal, state, local and foreign governmental, regulatory and other authorizations, permits and licenses necessary for each of them to own or lease its properties and assets and to carry on its business as now conducted, the absence of which, either individually or in the aggregate, would have a Material Adverse Effect on the Condition of Monticello on a consolidated basis.
          (e) Monticello has no direct or indirect subsidiaries other than Monticello Bank, Monticello Insurance and Investments, Inc. and Mortgage Lion, Inc. All of such subsidiaries and ownership interests are in compliance with all applicable laws, rules and regulations relating to direct investment in equity ownership interests. All of the shares of capital stock of each of the subsidiaries of Monticello are duly authorized, validly issued, fully paid and nonassessable and not subject to any preemptive rights and are owned by Monticello or Monticello Bank, as appropriate, free and clear of any claims, liens, encumbrances or restrictions (other than those imposed by applicable federal and state securities laws), and there are no agreements or understandings with respect to the voting or disposition of any such shares.
          (f) The minute books of Monticello and Monticello Bank contain complete and accurate records in all material respects of all meetings and other corporate actions held or taken by their respective shareholders and Boards of Directors (including all committees thereof).
     Section 3.2 Capitalization.
          (a) The authorized capital stock of Monticello consists of 1,000,000 Monticello Shares, of which 2,880 Monticello Shares are issued and outstanding as of the date hereof (none of which is held in the treasury of Monticello). All of the issued and outstanding Monticello Shares have been duly authorized and validly issued and all such shares are fully paid and nonassessable. As of the date hereof, there are no outstanding options, warrants, commitments, or other rights or instruments to purchase or acquire any shares of capital stock of Monticello, or any securities or rights convertible into or exchangeable for shares of capital stock of Monticello.
          (b) The authorized capital stock of Monticello Bank consists of 1,000,000 shares of common stock, par value of $1.00, 2,567 shares of which of the date hereof are issued and outstanding (none of which is held in the treasury of Monticello Bank) (the “Monticello Bank Shares”). All of the issued and outstanding Monticello Bank Shares have been duly authorized and validly issued and all such shares are fully paid and nonassessable. As of the date hereof, there are no outstanding options, warrants, commitments or other rights or instruments to purchase or acquire any shares of capital stock of Monticello Bank, or any securities or rights convertible into or exchangeable for shares of capital stock of Monticello Bank.
          (c) All of the issued and outstanding shares of capital stock of Monticello Bank are owned by Monticello, and are so owned free and clear of all liens and encumbrances and adverse claims thereto.
     Section 3.3 Financial Statements; Filings.
          (a) Monticello has previously delivered to CapitalSouth copies of the financial statements of Monticello as of and for the years ended December 31, 2006, December 31, 2005 and December 31, 2004, and Monticello shall deliver to CapitalSouth, as soon as practicable following the preparation of additional financial statements (i) for each subsequent calendar quarter (or other reporting period) or year of Monticello and (ii) the additional consolidated financial statements of Monticello as of and for such subsequent calendar quarter (or other reporting period) or year (such financial statements, unless otherwise indicated, being hereinafter referred to collectively as the “Financial Statements of Monticello”).
          (b) Monticello Bank has previously delivered to CapitalSouth copies of the financial statements of Monticello Bank as of and for each of the years ended December 31, 2006, December 31, 2005 and December 31, 2004, and Monticello Bank shall deliver to CapitalSouth, as soon as practicable following the preparation of additional financial statements (i) for each subsequent calendar quarter (or other reporting period) or year of Monticello Bank and (ii) the financial statements of Monticello Bank as of and for such subsequent calendar quarter (or other reporting period) or year (such financial statements, unless otherwise indicated, being hereinafter referred to collectively as the “Financial Statements of Monticello Bank”).
          (c) Monticello has previously delivered to CapitalSouth copies of the thrift financial reports of Monticello Bank as of and for each of the calendar quarters for 2006 (except December 31), 2005 and 2004 ended and Monticello Bank and Monticello shall deliver to CapitalSouth, as soon as practicable following the preparation of additional thrift financial reports for each subsequent calendar quarter (or other reporting period) or year, the thrift financial reports of Monticello Bank as of and for such subsequent calendar quarter (or other reporting period) or year (such thrift financial reports, unless otherwise indicated, being hereinafter referred to collectively as the “Financial Regulatory Reports of Monticello Bank”).
          (d) Each of the Financial Statements of Monticello, each of the Financial Statements of Monticello Bank, and each of the Financial Regulatory Reports of Monticello Bank (including the related notes, where applicable) have been or will be prepared in all material respects in accordance with generally accepted accounting principles (“GAAP”) or regulatory accounting principles, whichever is applicable, which principles have been or will be consistently applied during the periods involved, except as otherwise noted therein, and the books and records of Monticello and Monticello Bank have been, are being, and will be maintained in all material respects in accordance with applicable legal and accounting requirements and reflect only actual transactions. Each of the Financial Statements of Monticello, each of the Financial Statements of Monticello Bank, and each of the Financial

Regulatory Reports of Monticello Bank (including the related notes, where applicable) fairly present or will fairly present the financial position of Monticello on a consolidated basis, as applicable, and the financial position of Monticello Bank (as the case may be) as of the respective dates thereof and fairly present or will fairly present the results of operations of Monticello on a consolidated basis, as applicable, and the results of operations of Monticello Bank (as the case may be) for the respective periods therein set forth.
          (e) To the extent not prohibited by law, Monticello has heretofore delivered or made available, or caused to be delivered or made available, to CapitalSouth all reports and filings made or required to be made by Monticello, Monticello Bank or any of their respective subsidiaries with the Regulatory Authorities, and will from time to time hereafter furnish, or cause Monticello Bank to furnish to CapitalSouth, upon filing or furnishing the same to the Regulatory Authorities, all such reports and filings made after the date hereof with the Regulatory Authorities. As of the respective dates of such reports and filings, all such reports and filings did not and shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.
          (f) Since December 31, 2006, none of Monticello, Monticello Bank or any of their respective subsidiaries has incurred any obligation or liability (contingent or otherwise) that has or might reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Condition of Monticello on a consolidated basis, except obligations and liabilities (i) which are accrued or reserved against in the Financial Statements of Monticello, the Financial Statements of Monticello Bank or the Financial Regulatory Reports of Monticello Bank, or reflected in the notes thereto, or (ii) which were incurred after December 31, 2006, in the ordinary course of business consistent with past practices. Since December 31, 2006, neither Monticello nor Monticello Bank has incurred or paid any obligation or liability which would be material to the Condition of Monticello on a consolidated basis, except as may have been incurred or paid in the ordinary course of business, consistent with past practices.
     Section 3.4 Loan Portfolio; Reserves. (i) All evidences of indebtedness in original principal amount in excess of $25,000 reflected as assets in the Financial Statements of Monticello, the Financial Statements of Monticello Bank as of and for the year ended December 31, 2006, and the Financial Regulatory Reports of Monticello Bank as of and for the year ended December 31, 2006 were as of such dates in all respects the binding obligations of the respective obligors named therein in accordance with their respective terms, and were not subject to any defenses, setoffs, or counterclaims, except as may be provided by bankruptcy, insolvency or similar laws or by general principles of equity, (ii) the allowances for loan and lease losses shown on the Financial Statements of Monticello, the Financial Statements of Monticello Bank as of and for the year ended December 31, 2006, and the Financial Regulatory Reports of Monticello Bank as of and for the year ended December 31, 2006 were, and the allowance for loan and lease losses to be shown on the Financial Statements of Monticello, the Financial Statements of Monticello Bank and the Financial Regulatory Reports of Monticello Bank as of any date subsequent to the execution of this Agreement will be, as of such dates, adequate to provide for possible losses, net of recoveries relating to loans previously charged off, in respect of loans outstanding (including accrued interest receivable) of Monticello and Monticello Bank and other extensions of credit (including letters of credit or commitments to make loans or extend credit), (iii) the reserve for losses with respect to other real estate owned (“OREO Reserve”) shown on the Financial Statements of Monticello as of and for the year ended December 31, 2006, the Financial Statements of Monticello Bank as of and for the year ended December 31, 2006, and the Financial Regulatory Reports of Monticello Bank as of and for the year ended December 31, 2006 were, and the OREO Reserve to be shown on the Financial Statements of Monticello, the Financial Statements of Monticello Bank and the Financial Regulatory Reports of Monticello Bank as of any date subsequent to the execution of this Agreement will be, as of such dates, adequate to provide for losses relating to the other real estate owned portfolio of Monticello and Monticello Bank as of the dates thereof, (iv) the reserve for losses in respect of litigation (“Litigation Reserve”) shown on the Financial Statements of Monticello, the Financial Statements of Monticello Bank as of and for the year ended December 31, 2006, and the Financial Regulatory Reports of Monticello Bank as of and for the year ended December 31, 2006 were, and the Litigation Reserve to be shown on the Financial Statements of Monticello, the Financial Statements of Monticello Bank, and the Financial Regulatory Reports of Monticello Bank as of any date subsequent to the execution of this Agreement will be, as of such dates, adequate to provide for losses relating to or arising out of all pending or threatened litigation applicable to Monticello, Monticello Bank and their subsidiaries as of the dates thereof, and (v) each such allowance or reserve described above has been established in accordance with the accounting principles described in Section 3.3(d) and applicable regulatory requirements and guidelines.
     Section 3.5 Certain Loans and Related Matters. Except as set forth in Schedule 3.5, none of Monticello, Monticello Bank or their respective subsidiaries is a party to any written or oral: (i) loan agreement, note or borrowing arrangement, other than credit card loans and other loans the unpaid balance of which does not exceed $100,000 per loan, under the terms of which the obligor is sixty (60) days delinquent in payment of principal or interest or in default of any other provision as of the date hereof; (ii) loan agreement, note or borrowing arrangement which has been classified or, in the exercise of reasonable diligence by Monticello, Monticello Bank or any Regulatory Authority, should have been classified by any bank examiner (whether regulatory or internal) as “substandard,” “doubtful,” “loss,” “other loans especially mentioned,” “other assets especially mentioned,” “special mention,” “credit risk assets,” “classified,” “criticized,” “watch list,” “concerned loans” or any comparable classifications by such persons; (iii) loan agreement, note or borrowing arrangement, including any loan guaranty, with any director or executive officer of Monticello, Monticello Bank or any Monticello subsidiary or any five percent (5%) shareholder of Monticello, Monticello Bank or any Monticello subsidiary, or any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing; or (iv) loan agreement, note or borrowing arrangement in violation of any law, regulation or rule applicable to Monticello, Monticello Bank or any Monticello subsidiary including, but not limited to, those promulgated, interpreted or enforced by any Regulatory Authority and which violation could have a Material Adverse Effect on the Condition of Monticello. As of the date of any Financial Statement of Monticello, any Financial Statement of Monticello Bank and any Financial Regulatory Report of Monticello Bank subsequent to the execution of this Agreement, including the date of the Financial Statements of Monticello, the Financial Statements of Monticello Bank, and the Financial Regulatory Reports of Monticello Bank that immediately precede the Effective Time of the Merger, there shall not have been any material increase in the loan agreements, notes or borrowing arrangements described in (i) through (iv) above and Schedule 3.5.

     Section 3.6 Authority; No Violation.
          (a) Monticello has full corporate power and authority to execute and deliver this Agreement and, subject to the approval of the shareholders of Monticello and to the receipt of the Consents of the Regulatory Authorities, to consummate the transactions contemplated hereby. The Board of Directors of Monticello has duly and validly approved this Agreement and the transactions contemplated hereby, has authorized the execution and delivery of this Agreement, has directed that this Agreement and the transactions contemplated hereby be submitted to Monticello’s shareholders for approval at a meeting of such shareholders and, except for the adoption of such Agreement by its shareholders and the execution and filing of Articles of Merger, no other corporate proceeding on the part of Monticello is necessary to consummate the transactions so contemplated. This Agreement, when duly and validly executed and delivered by Monticello, will constitute a valid and binding obligation of Monticello, and will be enforceable against Monticello in accordance with its terms.
          (b) Neither the execution and delivery of this Agreement by Monticello or Monticello Bank nor the consummation by Monticello or Monticello Bank of the transactions contemplated hereby, nor compliance by Monticello with any of the terms or provisions hereof, will (i) violate any provision of the Articles of Incorporation or Bylaws of Monticello, or the Articles of Incorporation or Bylaws of Monticello Bank or any Monticello subsidiary, (ii) assuming that the Consents of the Regulatory Authorities and approvals referred to herein are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Monticello, Monticello Bank or any of their respective properties or assets, or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by or result in the creation of any lien, security interest, charge or other encumbrance upon any of the respective properties or assets of Monticello or Monticello Bank under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, permit, lease, agreement or other instrument or obligation to which Monticello or Monticello Bank is a party, or by which any of them or any of their respective properties or assets may be bound or affected.
     Section 3.7 Consents and Approvals. Except for (i) the approval of the shareholders of Monticello pursuant to the proxy statement of Monticello relating to the meeting of the shareholders of Monticello at which the Merger is to be considered (the “Proxy Statement”); (ii) the Consents of the Regulatory Authorities; (iii) the approval of this Agreement by the shareholders of CapitalSouth; (iv) the filing of Articles of Merger with the States of Florida and Delaware; and (v) as set forth in Schedule 3.7, no Consents of any person are necessary in connection with the execution and delivery by Monticello and Monticello Bank of this Agreement, and the consummation of the Merger and the other transactions contemplated hereby.
     Section 3.8 Broker’s Fees. Except for McKinnon & Company, whose engagement letter has been provided by Monticello to CapitalSouth, neither of Monticello or Monticello Bank, nor any of their respective officers or directors, has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement.

     Section 3.9 Absence of Certain Changes or Events. Since December 31, 2006, there has not been (a) any declaration, payment or setting aside of any dividend or distribution (whether in cash, stock or property) in respect of Monticello Shares or (b) any change or any event involving a prospective change in the Condition of Monticello on a consolidated basis, or a combination of any such change(s) and any such event(s) which has had, or is reasonably likely to have, a Material Adverse Effect on the Condition of Monticello on a consolidated basis or on Monticello or Monticello Bank generally, including, without limitation any change in the administration or supervisory standing or rating of Monticello or Monticello Bank with any Regulatory Authority, and no fact or condition exists as of the date hereof which might reasonably be expected to cause any such event or change in the future.
     Section 3.10 Legal Proceedings; Etc. None of Monticello, Monticello Bank or any Monticello subsidiary is a party to any, and there are no pending or, to the knowledge of Monticello, Monticello Bank and each Monticello subsidiary, threatened, judicial, administrative, arbitral or other proceedings, claims, actions, causes of action or governmental investigations against Monticello or Monticello Bank challenging the validity of the transactions contemplated by this Agreement and, to the knowledge of Monticello and each Monticello subsidiary as of the date hereof, there is no proceeding, claim, action or governmental investigation against Monticello or Monticello Bank; no judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator is outstanding against Monticello or Monticello Bank which has had, or is reasonably likely to have, a Material Adverse Effect on the Condition of Monticello on a consolidated basis; there is no default by Monticello or Monticello Bank under any material contract or agreement to which Monticello or Monticello Bank is a party; and except with respect to the Cease and Desist Order, dated January 19, 2006, issued by the OTS, none of Monticello or Monticello Bank is a party to any agreement, order or memorandum in writing by or with any Regulatory Authority restricting the operations of Monticello or Monticello Bank and none of Monticello or Monticello Bank has been advised by any Regulatory Authority that any such Regulatory Authority is contemplating issuing or requesting the issuance of any such other or further order or memorandum in the future.
     Section 3.11 Taxes and Tax Returns.
          (a) Monticello has previously delivered or made available to CapitalSouth copies of the federal, state and local income tax returns of Monticello and, if consolidated returns do not exist for all periods, of Monticello Bank and each of its respective subsidiaries, for the years 2003, 2004 and 2005 and all schedules and exhibits thereto, and such returns have not been examined by the Internal Revenue Service or any other taxing authority. Monticello, Monticello Bank and their respective subsidiaries have duly filed in correct form all federal, state and local information returns and tax returns required to be filed on or prior to the date hereof, and Monticello, Monticello Bank and any of their respective subsidiaries have duly paid or made adequate provisions for the payment of all taxes and other governmental charges which are owed by Monticello, Monticello Bank or any of their respective subsidiaries to any federal, state or local taxing authorities, whether or not reflected in such returns (including, without limitation, those owed in respect of the properties, income, business, capital stock, deposits, franchises, licenses, sales and payrolls of Monticello, Monticello Bank and any of their respective subsidiaries), other than taxes and other charges which (i) are not yet delinquent or are being contested in good faith or (ii) have not been finally determined. The amounts set forth as liabilities for taxes on the Financial Statements of Monticello, the Financial Statements of Monticello Bank and the Financial Regulatory Reports of Monticello Bank are sufficient, in the aggregate, for the payment of all unpaid federal, state and local taxes (including any interest or penalties thereon), whether or not disputed, accrued or applicable, for the periods then ended, and have been computed in accordance with generally accepted accounting principles. None of Monticello, Monticello Bank or any of their respective subsidiaries is responsible for the taxes of any other person other than Monticello, Monticello Bank and any of their respective subsidiaries, under Treasury Regulation 1.1502-6 or any similar provision of federal, state or foreign law.
          (b) None of Monticello, Monticello Bank or any of their respective subsidiaries has executed an extension or waiver of any statute of limitations on the assessment or collection of any federal, state or local taxes due that is currently in effect, and deferred taxes of Monticello, Monticello Bank or any of their respective subsidiaries, have been adequately provided for in the Financial Statements of Monticello, or the Financial Statements of Monticello Bank, as the case may be.
          (c) None of Monticello, Monticello Bank or any of their respective subsidiaries has made any payment, is obligated to make any payment or is a party to any contract, agreement or other arrangement that could obligate it to make any payment that would be disallowed as a deduction under Section 280G or 162(m) of the Code.
          (d) There has not been an ownership change, as defined in Section 382(g) of the Code, of Monticello, Monticello Bank or any of their respective subsidiaries that occurred during or after any taxable period in which Monticello, Monticello Bank or any of their respective subsidiaries incurred an operating loss that carries over to any taxable period ending after the fiscal year of Monticello immediately preceding the date of this Agreement.
          (e) (i) Proper and accurate amounts have been withheld by Monticello, Monticello Bank and their respective subsidiaries from their employees and others for all prior periods in compliance in all material respects with the tax withholding provisions of all applicable federal, state and local laws and regulations, and proper due diligence steps have been taken in connection with back-up withholding; and (ii) the amounts shown on such returns to be due and payable have been paid in full or adequate provision therefor have been included by either Monticello or Monticello Bank in the Financial Statements of Monticello or the Financial Statements of Monticello Bank.
     Section 3.12 Employee Benefit Plans. All employee benefit plans of Monticello, Monticello Bank or any of their respective subsidiaries have been established in compliance with, and such plans have been operated in material compliance with, all applicable laws. None of Monticello, Monticello Bank or any of their respective subsidiaries sponsors or otherwise maintains a “pension plan” within the meaning of Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or any other retirement plan that is intended to qualify under Section 401 of the Code, nor do any unfunded liabilities exist with respect to any employee benefit plan, past or present. No employee benefit plan, any trust created thereunder or any trustee or administrator thereof has engaged in a “prohibited transaction” as defined in Section 4975 of the Code, which may have a Material Adverse Effect on the condition, financial or otherwise, of Monticello, Monticello Bank or any of their respective subsidiaries. Monticello’s employment benefit plans are listed in Schedule 3.12.
     Section 3.13 Title and Related Matters.
          (a) Each of Monticello, Monticello Bank and their respective subsidiaries has good title, and as to owned real property, has good and marketable title in fee simple absolute, to all assets and properties, real or personal, tangible or intangible, reflected as owned by or leased or subleased by or carried under the name of any of them, free and clear of all liens, encumbrances, mortgages, security interests, restrictions, pledges or claims, except for (i) those liens, encumbrances, mortgages, security interests, restrictions, pledges or claims reflected in the Financial Statements of Monticello as of and for the year ended December 31, 2006, the Financial Statements of Monticello Bank as of and for the year ended December 31, 2006, and the Financial Regulatory Reports of Monticello Bank or incurred in the ordinary course of business after December 31, 2006, (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith, and (iii) title imperfections that do not render the title unmarketable and that are not in the aggregate material to the Condition of Monticello on a consolidated basis.
          (b) All agreements pursuant to which Monticello, Monticello Bank or any of their respective subsidiaries leases, subleases or licenses material real or material personal properties from others are valid, binding and enforceable in accordance with their respective terms, and there is not, under any of such leases or licenses, any existing default or event of default, or any event which with notice or lapse of time, or both, would constitute a default or force majeure, or provide the basis for any other claim of excusable delay or nonperformance. Monticello, Monticello Bank and their respective subsidiaries have all right, title and interest as a lessee under the terms of each lease or sublease, free and clear of all liens, claims or encumbrances (other than the rights of the lessor) as of the Effective Time of the Merger, and shall have the right to transfer each lease or sublease pursuant to this Agreement.
          (c) All of the buildings, structures, fixtures and material personal properties owned, leased or subleased by Monticello, Monticello Bank and their respective subsidiaries are in good operating condition and repair, subject only to ordinary wear and tear and/or minor defects which do not interfere with the continued use thereof in the conduct of normal operations.
     Section 3.14 Real Estate.
          (a) Monticello has provided to CapitalSouth (i) a complete legal description for each parcel of real estate or interest therein owned, leased or subleased by Monticello, Monticello Bank or their respective subsidiaries or in which Monticello, Monticello Bank or their respective subsidiaries has any ownership or leasehold interest and (ii) a description of each and every written or oral lease or sublease, together with the current name, address and telephone number of the landlord or sublandlord and the landlord’s property manager (if any), under which Monticello or Monticello Bank is the lessee of any real property and which relates in any manner to the operation of the businesses of Monticello or Monticello Bank.

          (b) None of Monticello, Monticello Bank or their respective subsidiaries has violated, or is currently in violation of, any law, regulation or ordinance relating to the ownership or use of the real estate and real estate interests described in Section 3.14(a) which individually or in the aggregate would have a Material Adverse Effect on the Condition of Monticello on a consolidated basis.
          (c) As to each parcel of real property owned or used by Monticello, Monticello Bank or any of their respective subsidiaries, none of Monticello or Monticello Bank has received notice of any pending or, to the knowledge of Monticello, Monticello Bank and each Monticello subsidiary, threatened condemnation or proceedings or mechanic’s or materialmen’s liens.
     Section 3.15 Environmental Matters.
          (a) Each of Monticello, Monticello Bank, the Participation Facilities (as defined below), and the Loan Properties (as defined below) are, and have been, in compliance, and there are no present circumstances that would prevent or interfere with the continuation of such compliance with all applicable federal, state and local laws, including common law, rules, regulations and ordinances, and with all applicable decrees, orders and contractual obligations relating to pollution or the protection of the environment or the discharge of, or exposure to, Hazardous Materials (as defined below) in the environment or workplace, except for violations which, individually or in the aggregate, will not have a Material Adverse Effect on the Condition of Monticello on a consolidated basis.
          (b) There is no litigation pending or, to the knowledge of Monticello, Monticello Bank or any of their respective subsidiaries, threatened before any court, governmental agency or board or other forum in which Monticello, Monticello Bank or any Participation Facility has been or, with respect to threatened litigation, may be, named as defendant (i) for alleged noncompliance (including by any predecessor), with respect to any Environmental Law (as defined below) or (ii) relating to the release into the environment of any Hazardous Material (as defined below) or oil, whether or not occurring at, on or involving a site owned, leased or operated by Monticello, Monticello Bank or any Participation Facility, except for such litigation pending or threatened that will not, individually or in the aggregate, have a Material Adverse Effect on the Condition of Monticello on a consolidated basis.
          (c) There is no litigation pending or, to the knowledge of Monticello, Monticello Bank or any of their respective subsidiaries, threatened before any court, governmental agency or board or other forum in which any Loan Property (or Monticello or Monticello Bank in respect of such Loan Property) has been or, with respect to threatened litigation, may be, named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material or oil, whether or not occurring at, on or involving a Loan Property, except for such litigation pending or threatened that will not individually or in the aggregate, have a Material Adverse Effect on the Condition of Monticello on a consolidated basis.

          (d) To the knowledge of Monticello, Monticello Bank or any of their respective subsidiaries, there is no reasonable basis for any litigation of a type described in Section 3.15(b) and Section 3.15(c), except as will not have, individually or in the aggregate, a Material Adverse Effect on the Condition of Monticello on a consolidated basis.
          (e) During the period of (i) ownership or operation by Monticello or Monticello Bank of any of their respective current properties, (ii) participation by Monticello or Monticello Bank in the management of any Participation Facility, or (iii) holding by Monticello or Monticello Bank of a security interest in any Loan Property, there have been no releases of Hazardous Material or oil in, on, under or affecting such properties, except where such releases have not and will not, individually or in the aggregate, have a Material Adverse Effect on the Condition of Monticello on a consolidated basis.
          (f) Prior to the period of (i) ownership or operation by Monticello or Monticello Bank of any of their respective current properties, (ii) participation by Monticello or Monticello Bank in the management of any Participation Facility, or (iii) holding by Monticello or Monticello Bank of a security interest in any Loan Property, to the knowledge of Monticello, Monticello Bank or any of their respective subsidiaries, there were no releases of Hazardous Material or oil in, on, under or affecting any such property, Participation Facility or Loan Property, except where such releases have not and will not, individually or in the aggregate, have a Material Adverse Effect on the Condition of Monticello on a consolidated basis.
     Section 3.16 Commitments and Contracts.
          (a) Except as set forth in Schedule 3.16, none of Monticello, Monticello Bank or their respective subsidiaries is a party or subject to any of the following (whether written or oral, express or implied):
               (i) Any employment contract, supplemental retirement plan or agreement, consulting agreement or understanding (including any understandings or obligations with respect to severance or termination pay liabilities or fringe benefits) with any present or former officer, director, employee, including in any such person’s capacity as a consultant (other than those which either are terminable at will without any further amount being payable thereunder or as a result of such termination by Monticello or Monticello Bank);
               (ii) Any labor contract or agreement with any labor union;
               (iii) Any contract covenants which limit the ability of Monticello or Monticello Bank to compete in any line of business or which involve any restriction of the geographical area in which Monticello or Monticello Bank may carry on its businesses (other than as may be required by law or applicable regulatory authorities);
               (iv) Any lease (other than real estate leases described in Schedule 3.14(a)) or other agreements or contracts with annual payments aggregating $25,000 or more; or

               (v) Any other contract or agreement which would be required to be disclosed in reports filed by Monticello with the Federal Reserve Board, the Office of Thrift Supervision or the FDIC and which has not been so disclosed.
Complete and accurate copies of all such agreements have been delivered by Monticello to CapitalSouth.
          (b) There is not, under any agreement, lease or contract to which Monticello, Monticello Bank or any of their respective subsidiaries is a party, any existing default or event of default, or any event which with notice or lapse of time, or both, would constitute a default or force majeure, or provide the basis for any other claim of excusable delay or non-performance.
          (c) (i) Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will result in termination of any of the material service contracts, leases, agreements or licenses (including specifically real property leases and data processing agreements) to which Monticello or Monticello Bank is a party (“Material Agreements”), or modification or acceleration of any of the terms of such Material Agreements. (ii) No consents are required to be obtained and no notices are required to be given in order for the Material Agreements to remain effective, without any modification or acceleration of any of the terms thereof, following the consummation of the transactions contemplated by this Agreement.
          (d) No agreement entered into by Monticello or Monticello Bank provides for the payment of unreasonable compensation to any person or otherwise violates any regulatory requirement or policy.
     Section 3.17 Regulatory, Accounting and Tax Matters. None of Monticello, Monticello Bank or any of their respective subsidiaries has taken or agreed to take any action or has any knowledge of any fact or has agreed to any circumstance that would (i) materially impede or delay receipt of any Consents of any Regulatory Authorities referred to in this Agreement including, matters relating to the Community Reinvestment Act and protests thereunder, or (ii) prevent the transactions contemplated by this Agreement from qualifying as a reorganization within the meaning of Section 368(a) of the Code.
     Section 3.18 Registration Obligations. Neither of Monticello or Monticello Bank is under any obligation, contingent or otherwise, which will survive the Merger to register any of its securities under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws.
     Section 3.19 Antitakeover Provisions. Monticello, Monticello Bank and their respective subsidiaries have taken all actions required to exempt Monticello, this Agreement, the Merger, the Bank Merger Agreement, the Bank Merger and the Lock-Up Agreements from any provisions of an antitakeover nature contained in their organizational documents, and the provisions of any federal or state “antitakeover,” “fair price,” “moratorium,” “control share acquisition” or similar laws or regulations.
     Section 3.20 Insurance. Monticello, Monticello Bank and their respective subsidiaries are presently insured, and during each of the past three calendar years have been insured, for reasonable amounts against such risks as companies or institutions engaged in a similar business would, in accordance with good business practice, customarily be insured. To the knowledge of Monticello and Monticello Bank, the policies of fire, theft, liability and other insurance maintained with respect to the assets or businesses of Monticello, Monticello Bank and each Monticello subsidiary provide adequate coverage against loss, and the fidelity bonds in effect as to which Monticello or Monticello Bank is named an insured are sufficient for their purpose. Complete and accurate copies of such policies of insurance have been delivered by Monticello to CapitalSouth.
     Section 3.21 Labor.
          (a) There are no labor contracts, collective bargaining agreements, letters of undertakings or other arrangements, formal or informal, between Monticello, Monticello Bank or their respective subsidiaries and any union or labor organization covering Monticello, Monticello Bank or their respective subsidiaries’ employees and none of said employees are represented by any union or labor organization.
          (b) Each of Monticello, Monticello Bank and their respective subsidiaries is in material compliance with all federal and state laws respecting employment and employment practices, terms and conditions of employment, wages and hours. None of Monticello, Monticello Bank or their respective subsidiaries is or has been engaged in any unfair labor practice and no unfair labor practice complaint against any of Monticello, Monticello Bank or their respective subsidiaries is pending before the National Labor Relations Board. There have not been nor are there presently any attempts to organize employees, nor, to the knowledge of Monticello, Monticello Bank and their respective subsidiaries, are there plans for any such attempts. No work stoppage involving Monticello, Monticello Bank or any of their respective subsidiaries is pending as of the date hereof or, to the knowledge of Monticello, Monticello Bank and their respective subsidiaries, threatened.
     Section 3.22 Compliance with Laws. Each of Monticello, Monticello Bank and their respective subsidiaries has conducted its business in accordance with all applicable federal, foreign, state and local laws, regulations and orders, and each is in compliance with such laws, regulations and orders, except for such violations or non-compliance, which when taken together as a whole, will not have a Material Adverse Effect on the Condition of Monticello on a consolidated basis and will not result in the imposition of civil money penalties or fines from Regulatory Authorities. Except as disclosed in Schedule 3.22, none of Monticello or Monticello Bank has received a notification or communication from any agency or department of any federal, state or local governmental authority or any Regulatory Authority or the staff thereof (i) asserting that Monticello or Monticello Bank is not in compliance with any laws or orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have a Material Adverse Effect on the Condition of Monticello on a consolidated basis, (ii) threatening to revoke any permit, the revocation of which is reasonably likely to have a Material Adverse Effect on the Condition of Monticello on a consolidated basis, (iii) requiring Monticello or Monticello Bank to enter into any cease and desist order, formal agreement, commitment or memorandum of understanding, or to adopt any resolutions or similar undertakings, or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit in any manner, the operations of Monticello or Monticello Bank, including, without limitation, any restrictions on the payment of dividends, or that in any manner relates to such entity’s capital adequacy, credit policies, management or business.
     Section 3.23 Transactions with Management. Except for (a) deposits, all of which are on terms and conditions comparable to those made available to other customers of Monticello Bank at the time such deposits were entered into, (b) the loans listed on Schedule 3.5, (c) the agreements listed on Schedule 3.16, (d) obligations under employee benefit plans of Monticello, Monticello Bank and their respective subsidiaries set forth in Schedule 3.12 and (e) the items described on Schedule 3.23 and any loans or deposit agreements entered into in the ordinary course with customers of Monticello Bank, there are no contracts with or commitments to present or former shareholders, stockholders, directors, officers or employees involving the expenditure of more than $5,000 as to any one individual, including, with respect to any business directly or indirectly controlled by any such person, or $10,000 for all such contracts for commitments in the aggregate for all such individuals.
     Section 3.24 Derivative Contracts. Except as set forth on Schedule 3.24, either of Monticello or Monticello Bank is a party to or has agreed to enter into an exchange-traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract or agreement, or any other contract or agreement not included in Financial Statements of Monticello and the Financial Statements of Monticello Bank which is a financial derivative contract (including various combinations thereof) (“Derivative Contracts”).
     Section 3.25 Deposits. Except as set forth on Schedule 3.25, none of the deposits of Monticello Bank are “brokered” deposits or are subject to any encumbrance, legal restraint or other legal process (other than garnishments, pledges, set off rights, escrow limitations and similar actions taken in the ordinary course of business), and no portion of such deposits represents a deposit of any affiliate of Monticello.
     Section 3.26 Accounting Controls; Disclosure Controls. Each of Monticello, Monticello Bank and their respective subsidiaries has devised and maintained systems of internal accounting control sufficient to provide reasonable assurances that: (i) all material transactions are executed in accordance with general or specific authorization of the Board of Directors and the duly authorized executive officers of Monticello, Monticello Bank and their respective subsidiaries; (ii) all material transactions are recorded as necessary to permit the preparation of financial statements in conformity with generally accepted accounting principles consistently applied with respect to institutions such as Monticello, Monticello Bank and their respective subsidiaries or any other criteria applicable to such financial statements, and to maintain proper accountability for items therein; (iii) access to the material properties and assets of Monticello, Monticello Bank and their respective subsidiaries is permitted only in accordance with general or specific authorization of the Board of Directors and the duly authorized executive officers of Monticello, Monticello Bank and their respective subsidiaries; and (iv) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate actions taken with respect to any differences.
     Section 3.27 Proxy Materials. None of the information relating to Monticello or Monticello Bank to be included in the Proxy Statement which is to be mailed to the shareholders of Monticello in connection with the solicitation of their approval of this Agreement will, at the time such Proxy Statement is mailed or at the time of the meeting of shareholders to which such Proxy Statement relates, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make a statement therein not false or misleading. The legal responsibility for the contents of such Proxy Statement (other than information supplied by CapitalSouth concerning CapitalSouth or any CapitalSouth Subsidiary) shall be and remain with Monticello, Monticello Bank and their respective subsidiaries.
     Section 3.28 Deposit Insurance. The deposit accounts of Monticello Bank are insured by the FDIC in accordance with the provisions of the Federal Deposit Insurance Act (the “Act”). Monticello Bank has paid all regular premiums and special assessments and filed all reports required under the Act.
     Section 3.29 Intellectual Property. Each of Monticello, Monticello Bank and their respective subsidiaries owns or possesses valid and binding licenses and other rights to use without payment all patents, copyrights, trade secrets, trade names, service marks, trademarks, computer software and other intellectual property used in its businesses. Neither Monticello nor Monticello Bank has received any notice of conflict with respect thereto that asserts the right of others.
     Section 3.30 Untrue Statements and Omissions. No representation or warranty contained in Article 3 of this Agreement or in the Schedules contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF CAPITALSOUTH
     Except as disclosed in any CapitalSouth disclosure schedule to this Agreement, and subject to Section 6.8, CapitalSouth hereby represents and warrants to Monticello as follows as of the date hereof and also on the Effective Time of the Merger (except as otherwise provided):
     Section 4.1 Organization and Related Matters of CapitalSouth.
          (a) CapitalSouth is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. CapitalSouth has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as now conducted, or as proposed to be conducted pursuant to this Agreement, and CapitalSouth is licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by CapitalSouth, or the character or location of the properties and assets owned or leased by CapitalSouth makes such licensing or qualification necessary, except where the failure to be so licensed or qualified (or steps necessary to cure such failure) would not have a Material Adverse Effect on the Condition of CapitalSouth on a consolidated basis. CapitalSouth is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. True and correct copies of the Restated Certificate of Incorporation of CapitalSouth and the Bylaws of CapitalSouth, each as amended to the date hereof, have been made available to Monticello.

          (b) CapitalSouth has in effect all federal, state, local and foreign governmental, regulatory and other authorizations, permits and licenses necessary for it to own or lease its properties and assets and to carry on its business as now conducted, the absence of which, either individually or in the aggregate, would have a Material Adverse Effect on the Condition of CapitalSouth on a consolidated basis.
     Section 4.2 Organization and Related Matters of CapitalSouth Bank.
          (a) CapitalSouth Bank is a banking corporation duly organized, validly existing and in good standing under the laws of the State of Alabama. CapitalSouth Bank has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as now conducted, or as proposed to be conducted pursuant to this Agreement, and CapitalSouth Bank is licensed or qualified to do business in each jurisdiction which the nature of the business conducted or to be conducted by CapitalSouth Bank, or the character or location or the properties and assets owned or leased by CapitalSouth Bank make such licensing or qualification necessary, except where the failure to be so licensed or qualified (or steps necessary to cure such failure) would not have a Material Adverse Effect on the Condition of CapitalSouth on a consolidated basis. True and correct copies of the Articles of Incorporation and Bylaws of CapitalSouth Bank, as each may be amended to the date hereof, have been made available to Monticello.
          (b) CapitalSouth Bank has in effect all federal, state, local and foreign governmental, regulatory or other authorizations, permits and licenses necessary for it to own or lease its properties and assets and to carry on its business as proposed to be conducted, the absence of which, either individually or in the aggregate, would have a Material Adverse Effect on the Condition of CapitalSouth on a consolidated basis.
     Section 4.3 Capitalization. As of February 27, 2007, the authorized capital stock of CapitalSouth consisted of 7,500,000 shares of common stock, par value $1.00 per share, 2,984,243 shares of which are issued and outstanding (exclusive of any such shares held in the treasury of CapitalSouth as of the date hereof), and 500,000 shares of preferred stock, par value $0.01 per share, none of which is issued and outstanding as of the date hereof. All issued and outstanding CapitalSouth Shares have been duly authorized and validly issued, and all such shares are fully paid and nonassessable.
     Section 4.4 Authorization. The execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated hereby and in any related agreements, have been duly authorized by the Boards of Directors of CapitalSouth and CapitalSouth Bank, and except for approval of this Agreement and the transactions contemplated herein by the stockholders of CapitalSouth, no other corporate proceedings on the part of CapitalSouth or CapitalSouth Bank are or will be necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement is the valid and binding obligation of CapitalSouth and CapitalSouth Bank enforceable against each in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought. Neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby will (i) violate any provision of the Restated Certificate of Incorporation or Bylaws of CapitalSouth or the Articles of Incorporation or Bylaws of CapitalSouth Bank or, (ii) to CapitalSouth’s knowledge and assuming that any necessary Consents are duly obtained, (A) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by or result in the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of CapitalSouth or CapitalSouth Bank under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, permit, lease, agreement or other instrument or obligation to which CapitalSouth or CapitalSouth Bank is a party, or by which CapitalSouth or CapitalSouth Bank or any of their respective properties or assets may be bound or affected, (B) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to CapitalSouth or CapitalSouth Bank or any of their respective material properties or assets, except for (X) such conflicts, breaches or defaults as are set forth in Schedule 4.4, and (Y) with respect to (B) above, such as individually or in the aggregate will not have a Material Adverse Effect on the Condition of CapitalSouth on a consolidated basis.
     Section 4.5 Financial Statements.
          (a) CapitalSouth has made available to Monticello copies of the consolidated financial statements of CapitalSouth as of and for the years ended December 31, 2005, December 31, 2004 and December 31, 2003, and CapitalSouth will make available to Monticello, as soon as practicable following the preparation of additional consolidated financial statements for each subsequent calendar quarter or year of CapitalSouth, the consolidated financial statements of CapitalSouth as of and for such subsequent calendar quarter or year (such consolidated financial statements, unless otherwise indicated, being hereinafter referred to collectively as the “Financial Statements of CapitalSouth”).
          (b) Each of the Financial Statements of CapitalSouth (including the related notes) have been or will be prepared in all material respects in accordance with generally accepted accounting principles, which principles have been or will be consistently applied during the periods involved, except as otherwise noted therein, and the books and records of CapitalSouth have been, are being, and will be maintained in all material respects in accordance with applicable legal and accounting requirements and reflect only actual transactions. Each of the Financial Statements of CapitalSouth (including the related notes) fairly presents or will fairly present the consolidated financial position of CapitalSouth as of the respective dates thereof and fairly presents or will fairly present the results of operations of CapitalSouth for the respective periods therein set forth.
          (c) Since December 31, 2006, CapitalSouth has not incurred any obligation or liability (contingent or otherwise) that has or might reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Condition of CapitalSouth on a consolidated basis, except obligations and liabilities (i) which are accrued or reserved against in the Financial Statements of CapitalSouth or reflected in the notes thereto, and (ii) which were incurred after December 31, 2006 in the ordinary course of business consistent with past practices. Since December 31, 2006, and except for the matters described in (i) and (ii) above, CapitalSouth has not incurred or paid any obligation or liability which would be material to the Condition of CapitalSouth on a consolidated basis.
     Section 4.6 Absence of Certain Changes or Events. Since December 31, 2006, there has not been any material adverse change in the Condition of CapitalSouth on a consolidated basis, and to the knowledge of CapitalSouth, no fact or condition exists which might reasonably be expected to cause such a material adverse change in the future.
     Section 4.7 Consents and Approvals. Except for (i) the Consents of the Regulatory Authorities, (ii) approval of this Agreement by the respective shareholders of CapitalSouth and Monticello, (iii) filing of Articles of Merger with the States of Florida and Delaware, and (iv) as disclosed in Schedule 4.7, no consents or approvals by, or filings or registrations with, any third party or any public body, agency or authority are necessary in connection with the execution and delivery by CapitalSouth and CapitalSouth Bank or, to the knowledge of CapitalSouth and CapitalSouth Bank, by Monticello or Monticello Bank of this Agreement, and the consummation of the Merger and the other transactions contemplated hereby.
     Section 4.8 Proxy Materials. None of the information relating solely to CapitalSouth, CapitalSouth Bank or any CapitalSouth Subsidiary to be included or incorporated by reference in the Proxy Statement which is to be mailed to the shareholders of Monticello in connection with the solicitation of their approval of this Agreement will, at the time such Proxy Statement is mailed or at the time of the meeting of shareholders of Monticello to which such Proxy Statement relates, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make a statement therein not false or misleading. The legal responsibility for the contents of the information supplied by CapitalSouth and relating solely to CapitalSouth, CapitalSouth Bank or any CapitalSouth Subsidiary which is either included or incorporated by reference in the Proxy Statement shall be and remain with CapitalSouth.
     Section 4.9 Regulatory, Accounting and Tax Matters. None of CapitalSouth, CapitalSouth Bank or any of their respective subsidiaries has taken or agreed to take any action or has any knowledge of any fact or has agreed to any circumstance that would (i) materially impede or delay receipt of any Consents of any Regulatory Authorities referred to in this Agreement including matters relating to the Community Reinvestment Act and protests thereunder, or (ii) prevent the transactions contemplated by this Agreement from qualifying as a reorganization within the meaning of Section 368(a) of the Code.
     Section 4.10 No Broker’s or Finder’s Fees. Neither CapitalSouth nor CapitalSouth Bank or any of their subsidiaries, affiliates or employers has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with this Agreement or the consummation of any of the transactions contemplated herein.
     Section 4.11 Title and Related Matters. CapitalSouth or its Subsidiaries have good title, and as to owned real property, good and marketable title to all the properties, interests in properties and assets, real and personal, that are material to the business of CapitalSouth, reflected in the most recent statement of condition referred to in Section 4.5 hereof, or acquired after the date of such balance sheet (except properties, interests and Assets sold or otherwise disposed of since such date, in the ordinary course of business), free and clear of all mortgages, Liens, pledges, charges or encumbrances except (i) mortgages and other encumbrances referred to in the notes of such balance sheet, (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith and (iii) such imperfections of title and easements that do not render title unmarketable and that are not in the aggregate material to the condition of CapitalSouth Bank on a consolidated basis.
     Section 4.12 Contracts. Neither CapitalSouth nor any of its Subsidiaries is in default in the performance or observance of any material obligation, agreement, covenant or condition contained in any contract, indenture, mortgage, loan agreement, note, lease or other instrument to which it is a party or by which it or its property may be bound except where such violation could not be reasonably expected to have a Material Adverse Effect on CapitalSouth.
     Section 4.13 Legal Proceedings; Etc. None of CapitalSouth, CapitalSouth Bank or any CapitalSouth subsidiary is a party to any, and there are no pending or, to the knowledge of CapitalSouth, CapitalSouth Bank and each CapitalSouth subsidiary, threatened, judicial, administrative, arbitral or other proceedings, claims, actions, causes of action or governmental investigations against CapitalSouth or CapitalSouth Bank challenging the validity of the transactions contemplated by this Agreement and, to the knowledge of CapitalSouth and each CapitalSouth subsidiary as of the date hereof, there is no proceeding, claim, action or governmental investigation against CapitalSouth or CapitalSouth Bank; no judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator is outstanding against CapitalSouth or CapitalSouth Bank which has had, or is reasonably likely to have, a Material Adverse Effect on the Condition of CapitalSouth on a consolidated basis; there is no default by CapitalSouth or CapitalSouth Bank under any material contract or agreement to which CapitalSouth or CapitalSouth Bank is a party; and none of CapitalSouth or CapitalSouth Bank is a party to any agreement, order or memorandum in writing by or with any Regulatory Authority restricting the operations of CapitalSouth or CapitalSouth Bank and none of CapitalSouth or CapitalSouth Bank has been advised by any Regulatory Authority that any such Regulatory Authority is contemplating issuing or requesting the issuance of any such other or further order or memorandum in the future.
     Section 4.14 Compliance. CapitalSouth and its Subsidiaries, in the conduct of their businesses, are to the Knowledge of CapitalSouth, in compliance with all federal, state or local Laws applicable to the conduct of their businesses except where non-compliance could not be reasonably expected to have a Material Adverse Effect on CapitalSouth.
     Section 4.15 SEC Filings.
          (a) CapitalSouth has heretofore made available to Monticello copies of CapitalSouth’s: (i) Annual Report on Form 10-K for the fiscal year ended December 31, 2005; (ii) 2005 Annual Report to Shareholders; (iii) Quarterly Reports on Form 10-Q for the quarters ended March 31, 2006, June 30, 2006, and September 30, 2006; and (iv) any reports on Form 8-K, filed by CapitalSouth with the SEC since December 31, 2005. Since December 31, 2005, CapitalSouth has timely filed all reports and registration statements and the documents required to be filed with the SEC under the rules and regulations of the SEC and all such reports and registration statements or other documents have complied in all material respects, as of their respective filing dates and effective dates, as the case may be, with all the applicable requirements of the Securities Act and the Exchange Act. As of the respective filing and effective dates, none of such reports or registration statements or other documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
          (b) The documents to be incorporated by reference into the Registration Statement, at the time they were filed with the SEC, complied in all material respects with the requirements of the 1934 Act and Regulations thereunder and when read together and with the other information in the Registration Statement will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading at the time the Registration Statement becomes effective or at the time of the Shareholders’ Meeting.
     Section 4.16 Form S-4. The conditions for use of a registration statement on SEC Form S-4 set forth in the General Instructions on Form S-4 have been or will be satisfied with respect to CapitalSouth and the Registration Statement.
     Section 4.17 Untrue Statements and Omissions. No representation or warranty contained in Article 4 of this Agreement or in the Schedules of CapitalSouth or CapitalSouth Bank contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.
ARTICLE 5
COVENANTS AND AGREEMENTS
     Section 5.1 Conduct of the Business of Monticello and Monticello Subsidiaries.
          (a) During the period from the date of this Agreement to the Effective Time of the Merger, Monticello shall, and shall cause Monticello Bank and the Monticello subsidiaries to, (i) conduct its business in the usual, regular and ordinary course consistent with past practice and prudent banking principles, (ii) use commercially reasonable efforts to maintain and preserve intact its business organization, employees, goodwill with customers and advantageous business relationships and retain the services of its officers and key employees, (iii) preserve for itself and CapitalSouth the goodwill of the customers of Monticello, Monticello Bank and their respective subsidiaries and others with whom business relationships exist, and (iv) except as required by law or regulation, take no action which would adversely affect or delay the ability of Monticello or CapitalSouth to obtain any Consent from any Regulatory Authority or other approvals required for the consummation of the transactions contemplated hereby or to perform its covenants and agreements under this Agreement.
          (b) During the period from the date of this Agreement to the Effective Time of the Merger, except as required by law or regulation, Monticello shall not, and it shall not permit Monticello Bank or any other Monticello subsidiary, without the prior written consent of CapitalSouth, to:

               (i) change, delete or add any provision of or to the Certificate or Articles of Incorporation or Bylaws of Monticello or Monticello Bank;
               (ii) change the number of shares of the authorized, issued or outstanding capital stock of Monticello, including any issuance, purchase, redemption, split, combination or reclassification thereof, or issue or grant any option, warrant, call, commitment, subscription, right or agreement to purchase relating to the authorized or issued capital stock of Monticello;
               (iii) incur any material liabilities or material obligations (other than deposit liabilities and short-term borrowings in the ordinary course of business), whether directly or by way of guaranty, including any obligation for borrowed money, or whether evidenced by any note, bond, debenture, or similar instrument, except in the ordinary course of business consistent with past practice;
               (iv) make any capital expenditures individually in excess of $25,000, or in the aggregate in excess of $50,000 other than pursuant to binding commitments existing on December 31, 2006 and disclosed in a Schedule delivered pursuant to Article 5 of this Agreement or in Schedule 5.1(b)(iv) and other than expenditures necessary to maintain existing assets in good repair;
               (v) sell, transfer, convey or otherwise dispose of any real property (including “other real estate owned”) or interest therein having a book value in excess of or in exchange for consideration in excess of $25,000;
               (vi) pay any bonuses to any executive officer except pursuant to the terms of an enforceable written employment agreement or except in the ordinary course of business consistent with past practice; enter into any new, or amend in any respect any existing, employment, consulting, non-competition or independent contractor agreement with any person; alter the terms of any existing incentive bonus or commission plan; adopt any new or amend in any material respect any existing employee benefit plan, except as may be required by law; grant any general increase in compensation to its employees as a class or to its officers except for non-executive officers in the ordinary course of business consistent with past practices or except in accordance with the terms of an enforceable written agreement; grant any material increase in fees or other compensation or in other benefits to any of its directors; or effect any change in any material respect in retirement benefits to any class of employees or officers, except as required by law;
               (vii) enter into or extend any agreement, lease or license relating to real property, personal property, data processing or bankcard functions relating to Monticello or Monticello Bank that involves an aggregate of $10,000 or more;
               (viii) acquire ten percent (10%) or more of the assets or equity securities of any Person or acquire direct or indirect control of any person, other than in connection with (A) any internal reorganization or consolidation involving existing Monticello subsidiaries which has been approved in advance in writing by CapitalSouth, (B) foreclosures in the ordinary course of business, (C) acquisitions of control by Monticello

Bank or any other Monticello subsidiary engaged in banking in a fiduciary capacity or (D) the creation of any new Monticello subsidiary organized to conduct and continue activities otherwise permitted by this Agreement;
               (ix) increase or decrease the rate of interest paid on time deposits or on certificates of deposit, except in a manner and pursuant to policies consistent with Monticello and Monticello Bank’s past practices;
               (x) take any action that is intended or may reasonably be expected to result in any of the conditions to the Merger set forth in Articles 7 or 8 not being satisfied;
               (xi) purchase or otherwise acquire any investment securities for its own account having an average remaining life to maturity greater than five years, or any asset-backed security, other than those issued or guaranteed by the Government National Mortgage Association, the Fannie Mae or Federal Home Loan Mortgage Corporation, or any Derivative Contract;
               (xii) commence any cause of action or proceeding other than in accordance with past practice or settle any action, claim, arbitration, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry or other proceeding against Monticello, Monticello Bank or any of their respective subsidiaries for material money damages or restrictions upon any of their operations;
               (xiii) originate or acquire any loans or other extensions of credit in an amount in individual instances in excess of $100,000 except for originations (A) in accordance with existing Monticello and Monticello Bank lending policies and approved by CapitalSouth or CapitalSouth Bank (which approval shall not be unreasonably withheld), (B) any lending commitments outstanding on the date hereof or (C) of permanent single family mortgage loans originated for sale under either a commitment from a credit-worthy third party to purchase or in a manner consistent with institutional underwriting guidelines;
               (xiv) sell or dispose of any assets other than in the ordinary course of business consistent with past practice; notwithstanding the foregoing, Monticello and Monticello Bank shall not sell any portfolio mortgage loans without the prior written approval of CapitalSouth; or
          (c) Subject to the common equity requirement as provided for in Section 8.12(a) of this Agreement, Monticello may declare, set aside or pay any dividend or other distribution with respect to the outstanding capital stock of Monticello.
     Section 5.2 Current Information. During the period from the date of this Agreement to the Effective Time of the Merger or the time of termination or abandonment of this Agreement, Monticello will cause one or more of its designated representatives to confer on a regular and frequent basis with representatives of CapitalSouth and CapitalSouth Bank and to report the general status of the ongoing operations of Monticello and Monticello Bank.

Monticello will promptly notify CapitalSouth of any material change in the normal course of business or the operations or the properties of Monticello or Monticello Bank, any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated) affecting Monticello, Monticello Bank or an Monticello subsidiary, the institution or the threat of material litigation, claims, threats or causes of action involving Monticello or Monticello Bank, and will keep CapitalSouth fully informed of such events. Monticello will furnish to CapitalSouth, promptly after the preparation and/or receipt by Monticello and Monticello Bank thereof, copies of its unaudited monthly and quarterly periodic financial statements and thrift financial reports for the applicable periods then ended, and such financial statements and thrift financial reports shall, upon delivery to CapitalSouth, be treated, for purposes of Section 3.3 hereof, as among the Financial Statements of Monticello, the Financial Statements of Monticello Bank and the Financial Regulatory Reports of Monticello Bank.
     Section 5.3 Access to Properties; Personnel and Records; Systems Integration.
          (a) For so long as this Agreement shall remain in effect, Monticello, Monticello Bank and their respective subsidiaries shall permit CapitalSouth or its agents commercially reasonable access, during normal business hours, to the properties of Monticello, Monticello Bank and their respective subsidiaries, and shall disclose and make available (together with the right to copy) to CapitalSouth and to its internal auditors, loan review officers, attorneys, accountants and other representatives, all books, papers and records relating to the assets, stock, properties, operations, obligations and liabilities of Monticello or Monticello Bank, including all books of account (including the general ledger), tax records, minute books of directors’ and shareholders’ meetings, organizational documents, bylaws, contracts and agreements, filings with any regulatory agency, examination reports, correspondence with regulatory or taxing authorities, documents relating to assets, titles, abstracts, appraisals, consultant’s reports, plans affecting employees, securities transfer records and stockholder lists, and any other assets, business activities or prospects in which CapitalSouth may have a reasonable interest, and Monticello, Monticello Bank and their respective subsidiaries shall use commercially reasonable efforts to provide CapitalSouth and its representatives access to the work papers of Monticello’s, Monticello Bank’s and Monticello subsidiaries’ accountants. For so long as this Agreement shall remain in effect, Monticello shall permit a CapitalSouth representative to attend Monticello and Monticello Bank board meetings. Monticello, Monticello Bank and their respective subsidiaries shall not be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of any customer, would contravene any law, rule, regulation, order or judgment or would violate any confidentiality agreement; provided that Monticello, Monticello Bank and their respective subsidiaries shall cooperate with CapitalSouth in seeking to obtain Consents from appropriate parties under whose rights or authority access is otherwise restricted. The foregoing rights granted to CapitalSouth shall not, whether or not and regardless of the extent to which the same are exercised, affect the representations and warranties made in this Agreement by Monticello, Monticello Bank and their respective subsidiaries.
          (b) All information furnished by the parties hereto pursuant to this Agreement shall be treated as the sole property of the party providing such information until the consummation of the Merger contemplated hereby and, if such transaction shall not occur, the party receiving the information shall return to the party which furnished such information, all documents or other materials containing, reflecting or referring to such information, shall use its commercially reasonable efforts to keep confidential all such information, and shall not directly or indirectly use such information for any competitive or other commercial purposes. The obligation to keep such information confidential shall continue for two (2) years from the date the proposed transactions are abandoned but shall not apply to (1) any information which (A) the party receiving the information was already in possession of prior to disclosure thereof by the party furnishing the information, (B) was then available to the public, or (C) became available to the public through no fault of the party receiving the information; or (2) disclosures pursuant to a legal requirement or in accordance with an order of a court of competent jurisdiction or regulatory agency; provided, however, the party which is the subject of any such legal requirement or order shall use commercially reasonable efforts to give the other party at least ten (10) business days prior notice thereof. Each party hereto acknowledges and agrees that a breach of any of their respective obligations under this Section 5.3 would cause the other irreparable harm for which there is no adequate remedy at law, and that, accordingly, each is entitled to injunctive and other equitable relief for the enforcement thereof in addition to damages or any other relief available at law. Notwithstanding the foregoing, nothing in this Agreement shall prohibit the disclosure of the tax treatment and tax structure, as those terms are used in Treasury Regulation 1.6011-4 or the transactions contemplated by this Agreement from and after the date of the public announcement by the Parties of this Agreement and the Merger.
          (c) From and after the date hereof, Monticello shall cause Monticello Bank and its directors, officers and employees to, and shall make all reasonable efforts to cause Monticello Bank’s data processing service providers to, cooperate and assist CapitalSouth in connection with an electronic and systematic conversion of all applicable data regarding Monticello Bank to CapitalSouth Bank’s system of electronic data processing. In furtherance of, and not in limitation of, the foregoing, Monticello shall cause Monticello Bank to make reasonable arrangements during normal business hours to permit personnel and representatives of CapitalSouth Bank to train Monticello Bank employees in CapitalSouth Bank’s system of electronic data processing.
     Section 5.4 Approval of Monticello Shareholders. Monticello will take all steps necessary under applicable laws to call, give notice of, convene and hold a meeting of its shareholders at such time as may be mutually agreed to by the parties for the purpose of approving this Agreement and the transactions contemplated hereby and for such other purposes consistent with the complete performance of this Agreement as may be necessary or desirable. The Board of Directors of Monticello will recommend to its shareholders the approval of this Agreement and the transactions contemplated hereby and Monticello will use commercially reasonable efforts to obtain the necessary approvals by its shareholders of this Agreement and the transactions contemplated hereby.
     Section 5.5 No Other Bids. Except with respect to this Agreement and the transactions contemplated hereby, neither Monticello nor any “Affiliate” (as defined below) thereof, nor any investment banker, attorney, accountant or other representative (collectively, “Representative”) retained by Monticello, Monticello Bank or any of their respective subsidiaries shall directly or indirectly initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any proposal or offer that constitutes, or may reasonably be expected to lead to, any “Takeover Proposal” (as defined below) by any other party. Except to the extent necessary to comply with the fiduciary duties of Monticello’s Board of Directors as advised by counsel to such Board of Directors, neither Monticello nor any Affiliate or Representative thereof shall furnish any non-public information that it is not legally obligated to furnish or negotiate or enter into any agreement or contract with respect to any Takeover Proposal, and shall direct and use commercially reasonable efforts to cause its Affiliates or Representatives not to engage in any of the foregoing, but Monticello may communicate information about such a Takeover Proposal to its shareholders if and to the extent it is required to do so in order to comply with its legal obligations as advised by counsel. Monticello shall promptly notify CapitalSouth orally and in writing in the event that it receives any inquiry or proposal relating to any such transaction. Monticello shall immediately cease and cause to be terminated as of the date of this Agreement any existing activities, discussions or negotiations with any other parties conducted heretofore with respect to any of the foregoing. As used in this Section 5.5, an “Affiliate” of a party means (i) any other party directly or indirectly controlling, controlled by or under common control with such party, (ii) any executive officer, director, partner, employer or direct or indirect beneficial owner of a 10% or greater equity or voting interest in such party, or (iii) any other party for which a party described in clause (ii) acts in any such capacity. As used in this Section 5.5, “Takeover Proposal” shall mean any proposal for a merger or other business combination involving Monticello, Monticello Bank or any of their respective subsidiaries or for the acquisition of a significant equity interest in Monticello, Monticello Bank or any of their respective subsidiaries or for the acquisition of a significant portion of the assets or liabilities of Monticello, Monticello Bank or any of their respective subsidiaries.
     Section 5.6 Maintenance of Properties; Certain Remediation and Capital Improvements. Monticello, Monticello Bank and their respective subsidiaries will maintain their respective properties and assets in satisfactory condition and repair for the purposes for which they are intended, ordinary wear and tear excepted.
     Section 5.7 Environmental Audits. At the election of CapitalSouth, Monticello will, at CapitalSouth’s expense, with respect to each parcel of real property that Monticello or Monticello Bank owns, leases or subleases, procure and deliver to CapitalSouth, at least thirty (30) days prior to the Effective Time of the Merger, an environmental audit, which audit shall be reasonably acceptable to and shall be conducted by a firm reasonably acceptable to CapitalSouth.
     Section 5.8 Title Insurance. At the election of CapitalSouth, Monticello will, at CapitalSouth’s expense, with respect to each parcel of real property that Monticello or Monticello Bank owns, leases or subleases, procure and deliver to CapitalSouth, at least thirty (30) days prior to the Effective Time of the Merger, a commitment to issue owner’s and leasehold title insurance in such amounts and by such insurance company reasonably acceptable to CapitalSouth, which policy shall be free of all material exceptions to CapitalSouth’s reasonable satisfaction.
     Section 5.9 Surveys. At the election of CapitalSouth, with respect to each parcel of real property as to which a title insurance policy is to be procured pursuant to Section 5.8 hereof, Monticello will, at CapitalSouth’s expense, procure and deliver to CapitalSouth at least thirty (30) days prior to the Effective Time of the Merger, a survey of such real property, which survey shall be reasonably acceptable to and shall be prepared by a licensed surveyor reasonably acceptable to CapitalSouth, disclosing the locations of all improvements, easements, sidewalks, roadways, utility lines and other matters customarily shown on such surveys and showing access affirmatively to public streets and roads and providing the legal description of the property in a form suitable for recording and insuring the title thereof (the “Survey”). The Survey shall not disclose any survey defect or encroachment from or onto such real property that has not been cured or insured over prior to the Effective Time of the Merger.
     Section 5.10 Consents to Assign and Use Leased Premises. With respect to the leases disclosed in Schedule 3.14(a), Monticello will, or shall cause Monticello Bank and each applicable subsidiary of Monticello and Monticello Bank to, obtain all Consents necessary or appropriate to transfer and assign all right, title and interest of Monticello, Monticello Bank and their respective subsidiaries to CapitalSouth Bank and to permit the use and operation of the leased premises by CapitalSouth Bank as of the Effective Time of the Merger.
     Section 5.11 Compliance Matters. Prior to the Effective Time of the Merger, Monticello shall take, or cause to be taken, all steps reasonably requested by CapitalSouth to cure any deficiencies in regulatory compliance by Monticello or Monticello Bank which if not cured would likely have a Material Adverse Effect on Monticello or Monticello Bank; provided, however, neither CapitalSouth nor CapitalSouth Bank shall be responsible for discovering or have any obligation to disclose the existence of such defects to Monticello nor shall CapitalSouth or CapitalSouth Bank have any liability resulting from such deficiencies or attempts to cure them.
     Section 5.12 Conforming Accounting and Reserve Policies. At the request of CapitalSouth, Monticello shall immediately prior to Closing establish and take such reserves and accruals as CapitalSouth reasonably shall request to conform Monticello Bank’s loan, accrual, reserve and other accounting policies to the policies of CapitalSouth Bank, provided, however, such requested conforming adjustment shall not be taken into account as having or contributing to a Material Adverse Effect on Monticello.
     Section 5.13 Bank Merger Agreement. CapitalSouth, at its sole discretion, may require Monticello, prior to the Effective Time of the Merger, to execute and deliver the Bank Merger Agreement substantially in the form annexed hereto as Exhibit 5.13. In the event that CapitalSouth elects to require Monticello to execute and deliver the Bank Merger Agreement, Monticello agrees that it shall cause the Board of Directors of Monticello Bank to approve such Bank Merger Agreement and Monticello shall vote by action by written consent or as otherwise required the shares of capital stock of Monticello Bank held by Monticello in favor of such Bank Merger Agreement and the transactions contemplated thereby.
     Section 5.14 Affiliates. Monticello shall use commercially reasonable efforts to cause all persons who are “affiliates” of Monticello for purposes of Rule 145 under the Securities Act to deliver to CapitalSouth promptly following execution of this Agreement a written agreement in a form substantially similar to Exhibit 5.14, providing that such person will not dispose of CapitalSouth Shares received in the Merger, except in compliance with applicable provisions of the Securities Act and the rules and regulations promulgated thereunder, and in any event shall use commercially reasonable efforts to cause such affiliates to deliver to CapitalSouth such written agreement prior to the Closing Date.

     Section 5.15 Certain Agreements. Contemporaneously with the execution and delivery of this Agreement, Monticello and Monticello Bank shall cause Mr. Bowen, William Marsh, Byron McDaniel, Tony Mooney, Fred Alern, Thaddeus Moseley, W. Robinson Frazier, John Gamble, Larry James and Jamie Myers to execute a Lock-Up Agreement in a form substantially similar to Exhibit 5.15-A and cause William Marsh and Mark Healy to agree in writing to execute an Employment and Non-Competition Agreement in a form substantially similar to Exhibit 5.15-B. Mr. Bowen agrees with CapitalSouth to enter into a non-competition agreement in a form substantially similar to Exhibit 5.15-C.
     Section 5.16 Publicity. Except as otherwise required by law, so long as this Agreement is in effect, neither CapitalSouth nor Monticello shall, or shall permit any of their respective subsidiaries or Affiliates to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld. In the event such press release, public statement or public announcement is required by law, the announcing party will give the other party advance notice of such and provide a copy of the proposed release, statement or announcement to the other party. Monticello acknowledges that CapitalSouth, as a reporting company under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), has various disclosure obligations.
     Section 5.17 Certification of Claims. Immediately prior to the Effective Time of the Merger, Monticello shall deliver a certificate to CapitalSouth regarding any pending or threatened claim under the directors and officers’ insurance policy or the fidelity bond coverage of Monticello or Monticello Bank.
     Section 5.18 Mr. Bowen’s Covenants. Mr. Bowen represents, warrants, covenants and agrees as follows:
          (a) Except as set forth on Schedule 5.18(a), Mr. Bowen, as of the date hereof and as of all times through the Effective Time of the Merger is the owner of 1,384 Monticello Shares, each of which is fully paid and non-assessable and each is free and clear of all claims, liens and encumbrances.
          (b) Mr. Bowen, except pursuant to this Agreement, will not transfer or hypothecate, any Monticello Shares.
ARTICLE 6
ADDITIONAL COVENANTS AND AGREEMENTS
     Section 6.1 Commercially Reasonable Efforts; Cooperation. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use commercially reasonable efforts promptly to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, or otherwise, including attempting to obtain all necessary Consents, to consummate and make effective, as soon as practicable, the transactions contemplated by this Agreement.

     Section 6.2 Regulatory Matters.
          (a) As promptly as practicable following the execution and delivery of this Agreement, CapitalSouth and Monticello shall cause to be prepared and filed all required applications and filings with the Regulatory Authorities which are necessary or contemplated for the obtaining of the Consents of the Regulatory Authorities or consummation of the Merger. Such applications and filings shall be in such form as may be prescribed by the respective government agencies and shall contain such information as they may require. The parties hereto will cooperate with each other and use commercially reasonable efforts to prepare and execute all necessary documentation, to effect all necessary or contemplated filings and to obtain all necessary or contemplated permits, consents, approvals, rulings and authorizations of government agencies and third parties which are necessary or contemplated to consummate the transactions contemplated by this Agreement, including, without limitation, those required or contemplated from the Regulatory Authorities, and the shareholders of Monticello. Each of the parties shall have the right to review and approve in advance, which approval shall not be unreasonably withheld, any filing made with, or written material submitted to, any government agencies in connection with the transactions contemplated by this Agreement.
          (b) Each party hereto will furnish the other party with all information concerning itself, its Subsidiaries, directors, trustees, officers, shareholders and depositors, as applicable, and such other matters as may be necessary or advisable in connection with any statement or application made by or on behalf of any such party to any governmental body in connection with the transactions, applications or filings contemplated by this Agreement. Upon request, the parties hereto will promptly furnish each other with copies of written communications received by them or their respective Subsidiaries from, or delivered by any of the foregoing to, any governmental body in respect of the transactions contemplated hereby.
     Section 6.3 Employment and Employee Benefits Matters.
          (a) CapitalSouth shall employ, or cause CapitalSouth Bank to employ, William Marsh and Mark Healy pursuant to separate employment agreements in the form mutually agreed by such individual and CapitalSouth. Excluding those two individuals, the parties acknowledge that nothing in this Agreement shall be construed as constituting an employment agreement between CapitalSouth or any of its affiliates and any officer or employee of Monticello, Monticello Bank or any of their respective subsidiaries or an obligation on the part of CapitalSouth or any of its affiliates to employ any such officers or employees.
          (b) The parties agree that, following the Effective Time of the Merger, steps shall be taken to terminate all employee benefit plans of Monticello, Monticello Bank or any of their respective subsidiaries immediately prior to, at or as soon as administratively feasible following the Effective Time of the Merger, provided that the conditions of this subsection (b) and of paragraphs (i)-(ii) below are then met and provided further that all employees of Monticello, Monticello Bank or any of their respective subsidiaries who were participating immediately prior to the Merger in such employee benefit plans of Monticello, Monticello Bank or any of their respective subsidiaries for which CapitalSouth maintains a corresponding plan shall commence participation in CapitalSouth’s corresponding plan upon the later of the Effective Time of the Merger or the date of termination of coverage under the Employee Benefit

Plans of Monticello, Monticello Bank or any of their respective subsidiaries without any gap or interruption in coverage (including any gap affecting any of Monticello employee’s dependents), whether a gap in time of coverage or in waiting or elimination periods. Except as otherwise specifically provided below, CapitalSouth agrees that the officers and employees of Monticello, Monticello Bank or any of their respective subsidiaries who CapitalSouth or its subsidiaries employ shall be eligible to participate in CapitalSouth’s employee benefit plans, including welfare and fringe benefit plans, sick leave, vacation, holiday pay and similar payroll practices, on the same basis as and subject to the same conditions as are applicable to any newly-hired employee of CapitalSouth; provided, however, that:
               (i) with respect to each CapitalSouth health plan, CapitalSouth shall credit each such employee for eligible expenses incurred by such employee and his or her dependents (if applicable) under the group medical insurance plan of Monticello, Monticello Bank or any of their respective subsidiaries during the current calendar year for purposes of satisfying the deductible provisions under CapitalSouth’s plan for such current year, and CapitalSouth shall waive all waiting periods under said plans for pre-existing conditions; and
               (ii) credit for each such employee’s past service with Monticello, Monticello Bank or any of their respective subsidiaries prior to the Effective Time of the Merger (“Past Service Credit”) shall be given by CapitalSouth to employees for purposes of:
(A)	determining vacation, severance, sick leave and other leave benefits and accruals, in accordance with the established policies of CapitalSouth;

(B)	establishing eligibility for participation in and vesting under CapitalSouth’s welfare and fringe benefit plans, and for purposes of determining the scheduling of vacations and other determinations which are made based on length of service; and

(C)	subject to applicable law, determining eligibility to participate in, and vesting in accrued benefits under the CapitalSouth Bancorp 401(k) plan.
     Section 6.4 Registration Statement. Within sixty (60) days of the date of this Agreement, CapitalSouth shall cause the Registration Statement to be filed and shall use commercially reasonable efforts to cause such Registration Statement to be declared effective under the Securities Act, which Registration Statement, at the time it becomes effective, and at the Effective Time of the Merger, shall in all material respects conform to the requirements of the Securities Act and the general rules and regulations of the SEC promulgated thereunder. The Registration Statement shall include the form of Proxy Statement for the meetings of each of Monticello’s and CapitalSouth’s respective shareholders to be held for the purpose of having such shareholders vote upon the approval of this Agreement. Monticello, Monticello Bank and their respective subsidiaries will furnish to CapitalSouth the information required to be included in, or otherwise necessary or appropriate for the preparation of, the Registration Statement with respect to its business and affairs before it is filed with the SEC and again before any amendments are filed and before the Proxy Statement is mailed to Monticello shareholders. CapitalSouth shall take all actions required to qualify or obtain exemptions from such qualifications for the CapitalSouth Shares to be issued in connection with the transactions contemplated by this Agreement under applicable state blue sky securities laws, as appropriate.
     Section 6.5 Market Stand-Off Agreement. Mr. Bowen agrees that he shall not, to the extent requested by CapitalSouth or an underwriter of securities of CapitalSouth, sell or otherwise transfer or dispose of any CapitalSouth Shares then owned by him (other than to donees or partners of such shareholders who agree to be similarly bound) for up to one hundred eighty (180) days following the effective date of any registration statement of CapitalSouth filed under the Securities Act. If requested by CapitalSouth, Mr. Bowen shall enter into an agreement, in form and content satisfactory to CapitalSouth, to such effect.
     Section 6.6 Indemnification.
          (a) Subject to the conditions set forth in the succeeding paragraphs, for a period commencing at the Effective Time of the Merger and continuing for six years after the Effective Time of the Merger, CapitalSouth shall, or shall cause CapitalSouth Bank to, indemnify, defend and hold harmless each director and officer of Monticello or Monticello Bank (each being an “Indemnified Party”) against all liabilities or litigation arising out of actions or omissions occurring upon or prior to the Effective Time of the Merger (including without limitation the transactions contemplated by this Agreement) to the maximum extent permitted under the Florida Business Corporation Act but subject to the limitations contained in 12 U.S.C. §1828(k), 12 C.F.R. Part 359 of the FDIC regulations and 12 C.F.R. §545.121 and except for any changes which may be required to conform with changes in applicable law and any changes which do not affect the application of such provisions to acts or omissions of such individuals prior to the Effective Time of the Merger.
          (b) CapitalSouth shall use commercially reasonable efforts, at a cost not in excess of its current cost to Monticello, to cause individuals serving as directors and officers of any Monticello on the Closing Date to be covered by “tail” coverage on Monticello’s existing directors’ and officers’ insurance policies with a claims period of at least two years from the Effective Time of the Merger with respect to directors and officers’ liability insurance in an amount and scope comparable to Monticello’s existing policies for claims arising from facts or events that occurred on or prior to the Effective Time of the Merger.
          (c) Any Indemnified Party wishing to claim indemnification under this, upon learning of any such liability or litigation, shall promptly notify CapitalSouth thereof. In the event of any such litigation which is subject to indemnification under Section 6.6(a) (A) CapitalSouth or CapitalSouth Bank shall have the right to assume the defense thereof with counsel reasonably acceptable to such Indemnified Party and, upon assumption of such defense, CapitalSouth shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if CapitalSouth or CapitalSouth Bank elects not to assume such defense or counsel for the Indemnified Parties advises that there are substantive issues which raise conflicts of interest between CapitalSouth and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them and CapitalSouth, and CapitalSouth shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, that CapitalSouth shall be obligated pursuant to this subsection to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction, (B) the Indemnified Parties will cooperate in the defense of any such Litigation; and (C) CapitalSouth shall not be liable for any settlement effected without its prior consent (which consent shall not be unreasonably withheld or delayed).
          (d) Monticello hereby represents and warrants to CapitalSouth that it has no Knowledge of any claim, pending or threatened, or of any facts or circumstances that could give rise to any obligation by CapitalSouth to provide the indemnification required by this Section 6.6.
          (e) In the event the Surviving Corporation or CapitalSouth Bank, or any of their respective successors or assigns transfers all or substantially all of its respective properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation or CapitalSouth Bank, as the case may be, shall succeed to or otherwise be bound by the obligations set forth in this Section 6.6.
     Section 6.7 No Control of Monticello by CapitalSouth. Notwithstanding any other provision hereof, until the Effective Time, the authority to operate the Monticello and Monticello Bank and establish and implement the business policies of Monticello and Monticello Bank shall continue to reside solely in Monticello’s and Bank’s officers and boards of directors.
     Section 6.8 Exclusive Remedies. In the event of a breach by Monticello of the representations and warranties made in Article 3 or in the event of a breach by CapitalSouth of the representations and warranties made in Article 4, which in either case is not a knowing or willful breach, the sole and exclusive remedy of the aggrieved party shall be to invoke such breach or breaches as a failure to satisfy the condition set forth in Section 8.1 or Section 9.1, as the case may be, under the standards provided in such condition.
ARTICLE 7
MUTUAL CONDITIONS TO CLOSING
     The obligations of CapitalSouth, on the one hand, and Monticello, on the other hand, to consummate the transactions provided for herein shall be subject to the satisfaction of the following conditions, unless waived as hereinafter provided for:
     Section 7.1 Shareholder Approval; Amendment of Monticello Articles. The Merger shall have been approved by the requisite vote of the shareholders of Monticello and the stockholders of CapitalSouth.
     Section 7.2 Regulatory Approvals. All necessary Consents of the Regulatory Authorities shall have been obtained and all notice and waiting periods required by law to pass after receipt of such Consents shall have passed, and all conditions to consummation of the Merger set forth in such Consents shall have been satisfied.

     Section 7.3 Litigation. There shall be no actual or threatened causes of action, investigations or proceedings (i) challenging the validity or legality of this Agreement or the consummation of the transactions contemplated by this Agreement, (ii) seeking damages in connection with the transactions contemplated by this Agreement, or (iii) seeking to restrain or invalidate the transactions contemplated by this Agreement, which, in the case of (i) through (iii), and in the reasonable judgment of CapitalSouth, based upon advice of counsel, would have a Material Adverse Effect with respect to the interests of CapitalSouth or Monticello, as the case may be.
     Section 7.4 Proxy Statement and Registration Statement. The Registration Statement shall have been declared effective by the SEC, no stop order suspending the effectiveness of the Registration Statement shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness of the Registration Statement shall have been initiated, and CapitalSouth shall have received all state securities laws, or “blue sky” permits or other authorizations, or confirmations as to the availability of exemptions from registration requirements, as may be necessary to issue the CapitalSouth Shares pursuant to the terms of this Agreement.
ARTICLE 8
CONDITIONS TO THE OBLIGATIONS OF CAPITALSOUTH
     The obligations of CapitalSouth to consummate the Merger are subject to the fulfillment of each of the following conditions, unless waived as hereinafter provided for:
     Section 8.1 Representations and Warranties. The representations and warranties of Monticello, Monticello Bank and Mr. Bowen set forth herein shall be true and correct at and as of the date hereof and at and as of the Effective Time of the Merger, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), provided that no representation or warranty of Monticello, Monticello Bank or Mr. Bowen shall be deemed untrue or incorrect for purposes hereunder as a consequence of the existence of any fact, event or circumstance inconsistent with such representation or warranty, unless, (i) such fact, event or circumstance was actually known to senior executive officers of Monticello or Monticello Bank or Mr. Bowen or was the result of an intentional act of Monticello, Monticello Bank or Mr. Bowen or (ii) such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty of Monticello or Monticello Bank, has had or would reasonably be expected to result in a Material Adverse Effect on Monticello or Monticello Bank, disregarding for these purposes (x) any qualification or exception for, or reference to, materiality in any such representation or warranty or (y) any use of the terms “material,” “materially,” “in all material respects,” “Material Adverse Change,” “Material Adverse Effect” or similar terms or phrases in any such representation or warranty, and CapitalSouth shall have received a certificate, dated the Closing Date, signed on behalf of Monticello and Monticello Bank by the Chief Executive Officer and the Chief Financial Officer of Monticello and Monticello Bank and by Mr. Bowen, to such effect.
     Section 8.2 Performance of Obligations. Each of Monticello, Monticello Bank and Mr. Bowen shall have performed all covenants, obligations and agreements required to be performed by it or him under this Agreement prior to the Effective Time of the Merger.

     Section 8.3 Certificate Representing Satisfaction of Conditions. Monticello and Monticello Bank shall have delivered to CapitalSouth and CapitalSouth Bank a certificate of the Chief Executive Officer of Monticello and Monticello Bank dated as of the Closing Date as to his Knowledge of the satisfaction of the matters described in Section 8.1 and Section 8.2, and such certificate shall be deemed to constitute additional representations, warranties, covenants, and agreements of Monticello under Article 3. For purposes of this Agreement, the term “Knowledge” shall mean the knowledge of a person after reasonable inquiry into the matters for which such person has knowledge.
     Section 8.4 Absence of Adverse Facts. There shall have been no determination by CapitalSouth that any fact, event or condition exists or has occurred that, in the judgment of CapitalSouth, (a) would have a Material Adverse Effect on, or which may be foreseen to have a Material Adverse Effect on, the Condition of Monticello or Monticello Bank on a consolidated basis or the consummation of the transactions contemplated by this Agreement; or (b) would render the Merger or the other transactions contemplated by this Agreement impractical because of any state of war, national emergency, banking moratorium or general suspension of trading on NASDAQ, the New York Stock Exchange, Inc. or other national securities exchange.
     Section 8.5 Opinion of Counsel. CapitalSouth shall have received an opinion of counsel from Miller, Hamilton, Snider & Odom, L.L.C. or other counsel to Monticello and Monticello Bank acceptable to CapitalSouth in substantially the form set forth in Exhibit 8.5.
     Section 8.6 Consents Under Agreements. Monticello and Monticello Bank shall have obtained the consent or approval of each Person (other than the Consents of the Regulatory Authorities) whose consent or approval shall be required in order to permit the succession by the Surviving Corporation to any obligation, right or interest of Monticello and Monticello Bank under any loan or credit agreement, note, mortgage, indenture, lease, license, or other agreement or instrument, except those for which failure to obtain such consents and approvals would not in the opinion of CapitalSouth, individually or in the aggregate, have a Material Adverse Effect on the Surviving Corporation or upon the consummation of the transactions contemplated by this Agreement.
     Section 8.7 Consents Relating to Leased Real Property. Monticello shall have delivered evidence that each Consent described in Section 3.14(b) shall have been obtained by Monticello, Monticello Bank and any of their respective subsidiaries, as appropriate.
     Section 8.8 Material Condition. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger by any Regulatory Authority which, in connection with the grant of any Consent by any Regulatory Authority, imposes, in the judgment of CapitalSouth, any material adverse requirement upon CapitalSouth or any CapitalSouth Subsidiary, including, without limitation, any requirement that CapitalSouth sell or dispose of any significant amount of the assets of Monticello, Monticello Bank and their respective subsidiaries, or any other CapitalSouth Subsidiary, provided that, except for any such requirement relating to the above-described sale or disposition of any significant assets of Monticello or any CapitalSouth Subsidiary, no such term or condition imposed by any Regulatory Authority in connection with the grant of any Consent by any Regulatory Authority shall be deemed to be a material adverse requirement unless it materially differs from terms and conditions customarily imposed by any such entity in connection with the acquisition of banks, savings associations and bank and savings association holding companies under similar circumstances.
     Section 8.9 [Reserved]
     Section 8.10 Outstanding Shares of Monticello. The total number of Monticello Shares outstanding as of the Effective Time of the Merger shall not exceed 2,880 shares in the aggregate.
     Section 8.11 Increase in Borrowing. Except as disclosed on Schedule 8.11, as of the date of any Financial Statement of Monticello, any Financial Statement of Monticello Bank or any Financial Regulatory Report of Monticello Bank subsequent to the execution of this Agreement, including the date of the Financial Statements of Monticello, the Financial Statements of Monticello Bank and the Financial Regulatory Report of Monticello Bank that immediately precede the Effective Time of the Merger, there shall not have been any material increase in the loan agreements, notes or borrowing arrangements described in (i) through (iii) of Section 3.5 and in Schedule 3.5.
     Section 8.12 Financial Condition of Monticello. As of immediately prior to the Effective Time of the Merger the following conditions shall be met (all calculated in accordance with GAAP):
          (a) Monticello on a consolidated basis shall have common equity in excess of $20,500,000; provided that, (i) the reasonable costs and expenses of professionals and third parties incurred by Monticello directly in connection with the transactions contemplated hereunder, including without limitation, McKinnon & Company and counsel and accountants to Monticello, to the extent that such does not exceed the sum of (A) $200,000 plus (B) the fee owed to McKinnon & Company, which is equal to one percent (1%) of the Total Merger Value, and (ii) costs and expenses of third parties incurred by Monticello or Monticello Bank in connection with complying in its discretion with requests of CapitalSouth, the costs of which have been specifically approved in writing by CapitalSouth, shall not be deemed to reduce to Monticello’s common equity, and the Chief Executive Officer and the Chief Financial Officer of Monticello and Monticello Bank shall have certified to CapitalSouth that all costs and expenses incurred in connection with the transaction contemplated hereunder have been paid or reserved for on the books of Monticello;
          (b) Monticello on a consolidated basis shall have a reserve for loan losses at least equal to the greater of 1.22% of gross loans (excluding loans held for sale) or $2,400,000;
          (c) Monticello on a consolidated basis shall perform and record a mark to market valuation on mortgage loans held for sale and related hedge positions;
          (d) Monticello on a consolidated basis shall have a reserve for any escrow advances on portfolio loans where the loan is over sixty (60) days delinquent; and
          (e) Monticello on a consolidated basis shall have a reserve for repurchased loans in an amount equal to or in excess of $300,000.

ARTICLE 9
CONDITIONS TO OBLIGATIONS OF MONTICELLO
     The obligation of Monticello to consummate the Merger as contemplated herein is subject to each of the following conditions, unless waived as hereinafter provided for:
     Section 9.1 Representations and Warranties. The representations and warranties of CapitalSouth and CapitalSouth Bank set forth herein shall be true and correct at and as of the date hereof and at and as of the Effective Time of the Merger, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), provided that no representation or warranty of CapitalSouth and CapitalSouth Bank shall be deemed untrue or incorrect for purposes hereunder as a consequence of the existence of any fact, event or circumstance inconsistent with such representation or warranty, unless, (i) such fact, event or circumstance was actually known to senior executive officers of CapitalSouth or CapitalSouth Bank or was the result of an intentional act of CapitalSouth and CapitalSouth Bank or (ii) such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty of CapitalSouth or CapitalSouth Bank, has had or would reasonably be expected to result in a Material Adverse Effect on CapitalSouth or CapitalSouth Bank, disregarding for these purposes (x) any qualification or exception for, or reference to, materiality in any such representation or warranty or (y) any use of the terms “material,” “materially,” “in all material respects,” “Material Adverse Change,” “Material Adverse Effect” or similar terms or phrases in any such representation or warranty, and CapitalSouth shall have received a certificate, dated the Closing Date, signed on behalf of CapitalSouth and CapitalSouth Bank by the Chief Executive Officer and the Chief Financial Officer of CapitalSouth and CapitalSouth Bank, to such effect.
     Section 9.2 Performance of Obligations. CapitalSouth and CapitalSouth Bank shall have performed all covenants, obligations and agreements required to be performed by them and under this Agreement prior to the Effective Time of the Merger.
     Section 9.3 Certificate Representing Satisfaction of Conditions. CapitalSouth and CapitalSouth Bank shall have delivered to Monticello and Monticello Bank a certificate of the Chief Executive Officer of CapitalSouth and CapitalSouth Bank dated as of the Effective Time of the Merger as to his Knowledge of the satisfaction of the matters described in Section 9.1 and Section 9.2, and such certificate shall be deemed to constitute additional representations, warranties, covenants, and agreements of CapitalSouth and CapitalSouth Bank under Article 4 of this Agreement.
     Section 9.4 Absence of Adverse Facts. There shall have been no determination by Monticello that any fact, event or condition exists or has occurred that, in the judgment of Monticello, (a) would have a Material Adverse Effect on, or which may be foreseen to have a Material Adverse Effect on, the Condition of CapitalSouth on a consolidated basis or the consummation of the transactions contemplated by this Agreement, or (b) would render the Merger or the other transactions contemplated by this Agreement impractical because of any state of war, national emergency, banking moratorium, or a general suspension of trading on NASDAQ, the New York Stock Exchange, Inc. or other national securities exchange.

     Section 9.5 Consents Under Agreements. CapitalSouth and CapitalSouth Bank shall have obtained the consent or approval of each Person (other than the Consents of Regulatory Authorities) whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, in the judgment of Monticello, individually or in the aggregate, have a Material Adverse Effect upon the consummation of the transactions contemplated hereby.
     Section 9.6 Opinion of Counsel. Monticello shall have received the opinion of Bradley Arant Rose & White LLP, counsel to CapitalSouth and CapitalSouth Bank, dated the Effective Time of the Merger, to the effect set forth in Exhibit 9.6.
     Section 9.7 CapitalSouth Shares. The CapitalSouth Shares to be issued in connection herewith shall be duly authorized and validly issued and, fully paid and nonassessable, issued free of preemptive rights and free and clear of all liens and encumbrances created by or through CapitalSouth, and shall have been approved for listing on NASDAQ or other national securities exchange.
     Section 9.8 Fairness Opinion. Prior to the Monticello Meeting, Monticello shall have received an opinion from McKinnon & Company, in a form reasonably acceptable to Monticello, stating that the consideration to be delivered to the Monticello shareholders in the Merger is fair to such shareholders from a financial point of view (the “Fairness Opinion”), and such Fairness Opinion shall not have been withdrawn prior to the Closing.
ARTICLE 10
TERMINATION, WAIVER AND AMENDMENT
     Section 10.1 Termination. This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time of the Merger:
          (a) by the mutual consent in writing of the Board of Directors of CapitalSouth and Monticello;
          (b) by the Board of Directors of CapitalSouth or Monticello if the Merger shall not have occurred on or prior to October 31, 2007, provided that the failure to consummate the Merger on or before such date is not caused by any breach of any of the representations, warranties, covenants or other agreements contained herein by the party electing to terminate pursuant to this Section 10.1(b);
          (c) by the Board of Directors of CapitalSouth or Monticello (provided that the terminating party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 8.1 in the case of Monticello and Section 9.1 in the case of CapitalSouth or in breach of any covenant or agreement contained in this Agreement) in the event of an inaccuracy of any representation or warranty of the other party contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching party of such inaccuracy and which inaccuracy would provide the terminating party the ability to refuse to consummate the Merger under the applicable standard set forth in Section 8.1 in the case of Monticello and Section 9.1 in the case of CapitalSouth;
          (d) by the Board of Directors of CapitalSouth or Monticello (provided that the terminating party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 8.1 in the case of Monticello and Section 9.1 in the case of CapitalSouth or in breach of any covenant or other agreement contained in this Agreement) in the event of a material breach by the other party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching party of such breach;
          (e) by the Board of Directors of CapitalSouth or Monticello in the event (i) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, or (ii) the shareholders of Monticello or CapitalSouth fail to vote their approval of this Agreement and the Merger and the transactions contemplated hereby as required by applicable law at Monticello’s shareholders’ meeting or CapitalSouth’s shareholder meeting, respectively, where the transactions were presented to such shareholders for approval and voted upon;
          (f) by the Board of Directors of CapitalSouth or Monticello (provided that the terminating party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 8.1 in this case of Monticello and Section 9.1 in the case of CapitalSouth or in breach of any covenant or agreement contained in this Agreement) in the event that any of the conditions precedent to the obligations of such party to consummate the Merger (other than as contemplated by Section 10.1(e)) cannot be satisfied or fulfilled by the date specified in Section 10.1(b) as the date after which such party may terminate this Agreement; or
          (g) by the Board of Directors of CapitalSouth if holders of more than five percent (5%) of the issued and outstanding Monticello Shares (i) vote against the Merger at a meeting of the shareholders of Monticello at which the Merger is to be considered, and (ii) provide written notice to Monticello before the vote is taken that, if the Merger is effectuated, such shareholders intend to exercise their dissenters’ rights pursuant to Section 2.4 hereof.
     Section 10.2 Effect of Termination; Termination Fee.
          (a) In the event of the termination and abandonment of this Agreement pursuant to Section 10.1, the Agreement shall terminate and have no effect, except as otherwise provided herein and except that the provisions of this Section 10.2, Section 10.5 and Article 11 shall survive any such termination and abandonment.
          (b) If, after the date of this Agreement, (i) an Acquisition Transaction (as defined below) is offered, presented or proposed to Monticello or its shareholders, (ii) thereafter this Agreement and the Merger are disapproved by Monticello or by the shareholders of Monticello and (iii) within two (2) years after termination of this Agreement as a result of disapproval by Monticello or by the shareholders of Monticello, an Acquisition Transaction is consummated or a definitive agreement is entered into by Monticello relating to an Acquisition

Transaction (a “Trigger Event”), then immediately upon the occurrence of a Trigger Event and in lieu of any other rights and remedies of CapitalSouth, Monticello shall pay CapitalSouth a cash amount of $1,500,000 plus all reasonable costs and expenses incurred by CapitalSouth in connection with this Agreement, including fees and expenses of counsel and accountants, as an agreed-upon termination fee (the “Termination Fee”). For purposes of this Section 10.2, “Acquisition Transaction” shall, with respect to Monticello, mean any of the following: (a) a merger or consolidation, or any similar transaction (other than the Merger) of any company with either Monticello or Monticello Bank, (b) a purchase, lease or other acquisition of all or substantially all the assets of either Monticello or Monticello Bank, (c) a purchase or other acquisition of “beneficial ownership” by any “person” or “group” (as such terms are defined in Section 13(d)(3) of the Exchange Act) (including by way of merger, consolidation, share exchange, or otherwise) which would cause such person or group to become the beneficial owner of securities representing 35% or more of the voting power of Monticello, Monticello Bank or any significant subsidiary of Monticello, or (d) a tender or exchange offer to acquire securities representing 35% or more of the voting power of either Monticello, Monticello Bank or any significant subsidiary of Monticello.
          (c) Monticello and CapitalSouth agree that the Termination Fee is fair and reasonable in the circumstances. If a court of competent jurisdiction shall nonetheless, by a final, nonappealable judgment, determine that the amount of any such Termination Fee exceeds the maximum amount permitted by law, then the amount of such Termination Fee shall be reduced to the maximum amount permitted by law in the circumstances, as determined by such court of competent jurisdiction.
     Section 10.3 Amendments. To the extent permitted by law, this Agreement may be amended by a subsequent writing signed by each of CapitalSouth, Monticello and Mr. Bowen.
     Section 10.4 Waivers. Subject to Section 11.13 hereof, prior to or at the Effective Time of the Merger, CapitalSouth, on the one hand, and Monticello, on the other hand, shall have the right to waive any default in the performance of any term of this Agreement by the other, to waive or extend the time for the compliance or fulfillment by the other of any and all of the other’s obligations under this Agreement and to waive any or all of the conditions to its obligations under this Agreement, except any condition, which, if not satisfied, would result in the violation of any law or any applicable governmental regulation.
     Section 10.5 Non-Survival of Representations and Warranties. The representations, warranties, covenants or agreements in this Agreement or in any instrument delivered by CapitalSouth, Monticello or Mr. Bowen shall not survive the Effective Time of Merger, except that Section 2.1, Section 2.2, Section 2.3, Section 2.4, Section 2.5, Section 2.6, Section 2.7, Section 5.3(b), Section 6.3(b), Section 6.4, Section 6.5 and Section 6.6 shall survive the Effective Time of the Merger, and any representation, warranty or agreement in any agreement, contract, report, opinion, undertaking or other document or instrument delivered hereunder in whole or in part by any person other than CapitalSouth, CapitalSouth Bank, Monticello or Monticello Bank (or directors and officers thereof in their capacities as such) shall survive the Effective Time of Merger; provided that no representation or warranty of CapitalSouth, CapitalSouth Bank, Monticello or Monticello Bank contained herein shall be deemed to be terminated or extinguished so as to deprive CapitalSouth or CapitalSouth Bank, on the one hand, and

Monticello or Monticello Bank, on the other hand, of any defense at law or in equity which any of them otherwise would have to any claim against them by any person, including, without limitation, any shareholder or former shareholder of either party. No representation or warranty in this Agreement shall be affected or deemed waived by reason of the fact that CapitalSouth or Monticello and/or its representatives knew or should have known that any such representation or warranty was, is, might be or might have been inaccurate in any respect.
ARTICLE 11
MISCELLANEOUS
     Section 11.1 Alternative Structure. Notwithstanding anything to the contrary contained in this Agreement, prior to the Effective Time of the Merger, CapitalSouth shall be entitled to revise the structure of the Merger and/or the subsidiary Merger and related transactions in order to (w) substitute a CapitalSouth Subsidiary in the place of CapitalSouth or CapitalSouth Bank prior to the Merger, whereby such other CapitalSouth Subsidiary would be the Continuing Corporation upon consummation of the Merger, (x) provide that a different entity shall be the surviving corporation in a merger, (y) choose whether to cause the Bank Merger, or (z) dispose or otherwise deal with the thrift charter currently held by Monticello and the Mortgage Lion subsidiary, provided that each of the transactions comprising such revised structure shall (i) be capable of consummation in as timely a manner as the structure contemplated herein and (ii) not otherwise be prejudicial to the interests of Monticello’s shareholders. This Agreement and any related documents shall be appropriately amended in order to reflect any such revised structure.
     Section 11.2 Definitions. Except as otherwise provided herein, the capitalized terms set forth below (in their singular and plural forms as applicable) shall have the following meanings:
          “Affiliate” of a person shall mean (i) any other person directly or indirectly through one or more intermediaries controlling, controlled by or under common control of such person, (ii) any officer, director, partner, employer or direct or indirect beneficial owner of any 10% or greater equity of voting interest of such person or (iii) any other persons for which a person described in clause (ii) acts in any such capacity.
          “Consent” shall mean a consent, approval or authorization, waiver, clearance, exemption or similar affirmation by any person pursuant to any lease, contract, permit, law, regulation or order.
          “Environmental Law” means any applicable federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree or injunction relating to (i) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, whether by type or by substance as a component.

          “Hazardous Material” means any pollutant, contaminant, or hazardous substance within the meaning of the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq., or any similar federal, state or local law.
          “Loan Property” means any property owned by Monticello, Monticello Bank or any of their subsidiaries, or in which Monticello, Monticello Bank or any of their subsidiaries holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property.
          “Material Adverse Effect,” with respect to any party, shall mean any event, change or occurrence which, together with any other event, change or occurrence, has a material adverse impact on (i) the financial position, business or results of operation, financial performance or prospects of such party and their respective subsidiaries, taken as a whole, or (ii) the ability of such party to perform its obligations under this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement.
          “Participation Facility” means any facility in which Monticello, Monticello Bank or any of their subsidiaries has engaged in Participation in the Management of such facility, and, where required by the context, includes the owner or operator of such facility, but only with respect to such facility.
          “Participation in the Management” of a facility has the meaning set forth in 40 C.F.R. § 300.1100(c).
          “Regulatory Authorities” shall mean, collectively, the Federal Trade Commission, the United States Department of Justice, the Board of Governors of the Federal Reserve System (the “FRB”), the Office of Thrift Supervision (“OTS”), the Federal Deposit Insurance Corporation (the “FDIC”), and all state regulatory agencies having jurisdiction over the parties (including, without limitation, the Alabama Banking Department and the Florida Office of Financial Regulation), the National Association of Securities Dealers, Inc., all national securities exchanges and the Securities and Exchange Commission (the “SEC”).
     Section 11.3 Entire Agreement. This Agreement and the documents referred to herein contain the entire agreement among CapitalSouth, CapitalSouth Bank, Monticello and Monticello Bank with respect to the transactions contemplated hereunder and this Agreement supersedes all prior arrangements or understandings with respect thereto, whether written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors. Nothing in this Agreement, expressed or implied, is intended to confer upon any person, firm, corporation or entity, other than the parties hereto and their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement Notices.
     Section 11.4 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by first class or registered or certified mail, postage prepaid, or facsimile transmission addressed as follows:
          If to Monticello or Mr. Bowen:

Monticello Bancshares, Inc.
10696 St. Augustine Road
Jacksonville, FL 32257
Attn: Jake Bowen
          With a copy to:
Miller, Hamilton, Snider & Odom, L.L.C.
101 Colonial Bank Boulevard
Suite B101
Montgomery, AL 36117
Attention: Hugh C. Nickson, III, Esq.
Fax: (334) 265-4533
          If to CapitalSouth or CapitalSouth Bank:
CapitalSouth Bancorp
2340 Woodcrest Place
Birmingham, Alabama 35209
Attention: W. Dan Puckett
Fax: (205) 879-3885
          With a copy to:
Bradley Arant Rose & White LLP
One Federal Place
1819 Fifth Avenue North
Birmingham, Alabama 35203
Attention: J. Paul Compton, Jr.
Fax: (205) 521-8800
All such notices or other communications shall be deemed to have been delivered (i) upon receipt when delivery is made by hand, (ii) on the third (3rd) business day after deposit in the United States mail when delivery is made by first class, registered or certified mail, and (iii) upon transmission when made by facsimile transmission if evidenced by a sender transmission completed confirmation.
     Section 11.5 Severability. If any term, provision, covenant or restriction contained in this Agreement is held by a court of competent jurisdiction or other competent authority to be invalid, void or unenforceable or against public or regulatory policy, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect and in no way shall be affected, impaired or invalidated, if, but only if, pursuant to such remaining terms, provisions, covenants and restrictions the Merger may be consummated in substantially the same manner as set forth in this Agreement as of the later of the date this Agreement was executed or last amended.

     Section 11.6 Costs and Expenses. Expenses incurred by Monticello on the one hand, and CapitalSouth on the other hand, in connection with or related to the authorization, preparation and execution of this Agreement, the solicitation of shareholder approval and all other matters related to the closing of the transactions contemplated hereby, including all fees and expenses of agents, representatives, counsel and accountants employed by either such party or its affiliates, shall be borne solely and entirely by the party which has incurred same.
     Section 11.7 Captions. The captions as to contents of particular articles, sections or paragraphs contained in this Agreement and the table of contents hereto are inserted only for convenience and are in no way to be construed as part of this Agreement or as a limitation on the scope of the particular articles, sections or paragraphs to which they refer.
     Section 11.8 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document with the same force and effect as though all parties had executed the same document.
     Section 11.9 Persons Bound; No Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, distributees, and assigns, but notwithstanding the foregoing, this Agreement may not be assigned by any party hereto, by operation of law or otherwise, unless the prior written consent of the other parties is first obtained (other than by CapitalSouth to an affiliate of CapitalSouth).
     Section 11.10 Governing Law. This Agreement is made and shall be governed by and construed in accordance with the laws of the State of Alabama (without respect to its conflicts of laws principles).
     Section 11.11 Arbitration. The parties hereto, by executing this Agreement, WAIVE THEIR RIGHT TO TRIAL BY JURY of disputes, claims or controversies between themselves or any of their respective officers, directors, partners, employees, shareholders, affiliates or agents (such non-signatories being the intended third party beneficiaries of this Agreement with respect solely to this Section 11.11) and instead agree that ANY AND ALL CONTROVERSIES AND CLAIMS ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE BREACH THEREOF, SHALL BE SETTLED BY FINAL AND BINDING ARBITRATION IN ACCORDANCE WITH THE COMMERCIAL ARBITRATION RULES OF THE AMERICAN ARBITRATION ASSOCIATION THEN IN EFFECT. Any such arbitration proceedings shall be and remain confidential. The panel of arbitrators for any such arbitration shall consist of three members of the American Arbitration Association, one of whom shall be selected by CapitalSouth, one of whom shall be selected by Monticello, and the third who will be selected by the other two. Judgment upon the decision rendered by the arbitrators may be entered in any court having jurisdiction thereof. The parties specifically acknowledge that this Agreement evidences a transaction involving, affecting, affected by, and a part of, interstate commerce and that this Agreement to arbitrate is governed by and enforceable under 9 U.S.C. §§ 1 et seq. The place of arbitration shall be Birmingham, Alabama.

     Section 11.12 Exhibits and Schedules. Each of the exhibits and schedules attached hereto is an integral part of this Agreement and shall be applicable as if set forth in full at the point in the Agreement where reference to it is made.
     Section 11.13 Waiver. The waiver by any party of the performance of any agreement, covenant, condition or warranty contained herein shall not invalidate this Agreement, nor shall it be considered a waiver of any other agreement, covenant, condition or warranty contained in this Agreement. A waiver by any party of the time for performing any act shall not be deemed a waiver of the time for performing any other act or an act required to be performed at a later time. The exercise of any remedy provided by law, equity or otherwise and the provisions in this Agreement for any remedy shall not exclude any other remedy unless it is expressly excluded. The waiver of any provision of this Agreement must be signed by the party or parties against whom enforcement of the waiver is sought. This Agreement and any exhibit, memorandum or schedule hereto or delivered in connection herewith may be amended only by a writing signed on behalf of each party hereto.
     Section 11.14 Construction of Terms. Whenever used in this Agreement, the singular number shall include the plural and the plural the singular. Pronouns of one gender shall include all genders. Accounting terms used and not otherwise defined in this Agreement have the meanings determined by, and all calculations with respect to accounting or financial matters unless otherwise provided for herein, shall be computed in accordance with generally accepted accounting principles, consistently applied. References herein to articles, sections, paragraphs, subparagraphs or the like shall refer to the corresponding articles, sections, paragraphs, subparagraphs or the like of this Agreement. The words “hereof”, “herein”, and terms of similar import shall refer to this entire Agreement. Unless the context clearly requires otherwise, the use of the terms “including”, “included”, “such as”, or terms of similar meaning, shall not be construed to imply the exclusion of any other particular elements.
     Section 11.15 Specific Performance. The Parties hereto agree that irreparable damage would occur in the event that the provisions contained in the Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.
[The remainder of this page is intentionally left blank.]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered, and their respective seals hereunto affixed, by their officers thereunto duly authorized, and have caused this Agreement to be dated as of the date and year first above written.
[CORPORATE SEAL]

MONTICELLO BANCSHARES, INC.

	By:	/s/ Jake Bowen

Jake Bowen
ATTEST:		Chairman, President and CEO
/s/ Tiffany Marshall
[Name]
Its Secretary

[CORPORATE SEAL]
CAPITALSOUTH BANCORP

	By:	/s/ W. Dan Puckett

W. Dan Puckett
ATTEST:		Chairman and Chief Executive Officer
/s/ Carol W. Marsh
[Name]
Its Secretary

/s/ Jake Bowen

Jake Bowen

EXHIBIT 2.1(c)
BOWEN PROMISSORY NOTE
[See attached]

EXHIBIT 5.13
BANK MERGER AGREEMENT
[See attached]

EXHIBIT 5.14
AFFILIATE LETTER
[See attached]

EXHIBIT 5.15-A
LOCK-UP AGREEMENT
[See attached]

EXHIBIT 5.15-B
EMPLOYMENT AND NONCOMPETITION AGREEMENT
[See attached]

EXHIBIT 5.15-C
MR. BOWEN’S FORM OF NON-COMPETITION AGREEMENT
[See attached]

EXHIBIT 8.5
MATTERS AS TO WHICH MILLER, HAMILTON, SNIDER & ODOM, L.L.C.,
COUNSEL TO MONTICELLO AND MONTICELLO BANK, WILL OPINE
1.	Corporate existence

2.	Authorization, execution and delivery of Agreement

3.	Enforceability Agreement

4.	Valid Issuance of Shares

5.	All requisite approvals

6.	No knowledge of litigation

7.	No violation

EXHIBIT 9.6
MATTERS AS TO WHICH BRADLEY ARANT ROSE & WHITE LLP, COUNSEL
TO CAPITALSOUTH AND CAPITALSOUTH BANK, WILL OPINE
1.	Corporate existence

2.	Authorization, execution and delivery of Agreement

3.	Enforceability Agreement

4.	Valid Issuance of Shares

5.	All requisite approvals

6.	No knowledge of litigation

7.	No violation

8.	Tax free reorganization to the extent provided under IRC § 368(a)(1)(A)